EXECUTION VERSION

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

November 4, 2005

among

PETROLEUM DEVELOPMENT CORPORATION,

as Borrower

CERTAIN SUBSIDIARIES OF BORROWER

as Guarantors

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.,

(successor by merger to Bank One, N.A. (Illinois))

as Administrative Agent

and

BNP PARIBAS,

as Syndication Agent

J.P. MORGAN SECURITIES INC.,

as Sole Bookrunner and Joint Lead Arranger

and

BNP PARIBAS,

as Joint Lead Arranger

$200,000,000 Senior Secured Credit Facility

JP Morgan Logo

Section 3.02..... Scheduled Redeterminations of the Borrowing Base; Procedures and Standards 44

Section 11.09... GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.   82

EXHIBITS:

Exhibit A -- Form of Assignment and Assumption

Exhibit B -- Form of Opinion of Borrower's Counsel

Exhibit C - Form of Counterpart Agreement

Exhibit D - Form of Interest Election Request

Exhibit E - Form of Revolving Note

SCHEDULES:

Schedule 2.01 - Applicable Percentages and Initial Revolving Commitments

Schedule 4.06 -- Disclosed Matters

Schedule 4.13 - Capitalization

Schedule 6.09  -- PDC Collateral Analysis

Schedule 7.01 -- Existing Indebtedness

Schedule 7.02 -- Existing Liens

Schedule 7.04 - Existing Investments

Schedule 7.07 - Transactions with Affiliates

Schedule 7.08 -- Existing Restrictions

AMENDED AND RESTATED CREDIT AGREEMENT dated as of November 4, 2005, among PETROLEUM DEVELOPMENT CORPORATION, CERTAIN SUBSIDIARIES OF BORROWER, as Guarantors, the LENDERS party hereto, JPMORGAN CHASE BANK, N.A. (successor by merger to Bank One, N.A. (Illinois)), as Administrative Agent, and BNP PARIBAS, as Syndication Agent.

The parties hereto agree as follows:

Article I

Definitions

Section 1.01.        Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

"ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

"Adjusted LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

"Administrative Agent" means JPMorgan Chase Bank, N.A. (successor by merger to Bank One, N.A. (Illinois)), in its capacity as contractual representative of the Lenders hereunder pursuant to Article X and not in its individual capacity as a Lender, and any successor agent appointed pursuant to Article X.

"Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

"Advance Payment Contract" means any contract whereby any Credit Party either (a) receives or becomes entitled to receive (either directly or indirectly) any payment (an "Advance Payment") to be applied toward payment of the purchase price of Hydrocarbons produced or to be produced from Oil and Gas Interests owned by any Credit Party and which Advance Payment is, or is to be, paid in advance of actual delivery of such production to or for the account of the purchaser regardless of such production, or (b) grants an option or right of refusal to the purchaser to take delivery of such production in lieu of payment, and, in either of the foregoing instances, the Advance Payment is, or is to be, applied as payment in full for such production when sold and delivered or is, or is to be, applied as payment for a portion only of the purchase price thereof or of a percentage or share of such production; provided that inclusion of the standard "take or pay" provision in any gas sales or purchase contract or any other similar contract shall not, in and of itself, constitute such contract as an Advance Payment Contract for the purposes hereof.

"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

"Aggregate Revolving Commitment" means the amount equal to the lesser of (i) $200,000,000 and (ii) the Borrowing Base, as such Aggregate Revolving Commitment may be reduced or increased pursuant to Section 2.02 and Section 2.03; provided that in no event shall the Aggregate Revolving Commitment exceed the Borrowing Base or be less than the lesser of (a) the Borrowing Base or (b) $50,000,000.  The initial Aggregate Revolving Commitment is $80,000,000.  If at any time the Borrowing Base is reduced below the Aggregate Revolving Commitment, the Aggregate Revolving Commitment shall be reduced automatically to the amount of the Borrowing Base in effect at such time.

"Aggregate Revolving Credit Exposure" means, as of any date of determination, the sum of the outstanding principal amount of the Loans of all Lenders as of such date, plus the aggregate LC Exposure of all Lenders as of such date.

"Agreement" means this Credit Agreement, dated as of November 4, 2005 as it may be amended, supplemented or otherwise modified from time to time.

"Alternate Base Rate" means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

"Applicable Percentage" means, with respect to any Lender, the percentage of the Aggregate Revolving Commitment represented by such Lender's Revolving Commitment.  The initial amount of each Lender's Applicable Percentage is as set forth on Schedule 2.01.  If the Aggregate Revolving Commitment has terminated or expired, the Applicable Percentages shall be determined based upon the Aggregate Revolving Commitment most recently in effect, giving effect to any assignments.

"Applicable Rate" means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the Unused Commitment Fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption "ABR Spread", "Eurodollar Spread" or "Unused Commitment Fee Rate", as the case may be, based upon the Borrowing Base Usage applicable on such date:

Borrowing Base Usage:	ABR Spread	Eurodollar Spread	Unused Commitment Fee Rate
Equal to or greater than 90%	0.375%	1.875%	0.375%
Equal to or greater than 75% and less than 90%	0.125%	1.625%	0.375%
Equal to or greater than 50% and less than 75%	0.000%	1.375%	0.375%
Less than 50%	0.000%	1.125%	0.250%

Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next change.

"Approved Counterparty" means, at any time and from time to time, (i) any Person engaged in the business of writing Swap Agreements for commodity, interest rate or currency risk that is acceptable to the Administrative Agent and has (or the credit support provider of such Person has), at the time Borrower or any Restricted Subsidiary enters into a Swap Agreement with such Person, a long term senior unsecured debt credit rating of BBB+ or better from S&P or Baal or better from Moody's and (ii) any Lender Counterparty.

"Approved Fund" has the meaning assigned to such term in Section 11.04.

"Approved Petroleum Engineer" means Wright and Associates or any other reputable firm of independent petroleum engineers selected by the Borrower and reasonably acceptable to the Administrative Agent and the Required Lenders.

"Assessment Rate" means, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as "well‑capitalized" and within supervisory subgroup "B" (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in Dollars at the offices of such member in the United States; provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Administrative Agent to be representative of the cost of such insurance to the Lenders.

"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

"Attributed Interests" means any Oil and Gas Interests indirectly owned by any Credit Party through the ownership of Partnership Interests and attributed to such Credit Party in proportion to such Credit Party's ownership of such Partnership Interests; provided such Partnership Interests are subject to a first priority security interest in favor of the Administrative Agents, for the benefit of the Secured Parties, as required under Section 6.14.

"Availability Period" means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Aggregate Revolving Commitment.

"Base CD Rate" means the sum of (a) the Three‑Month Secondary CD Rate multiplied by the Statutory Reserve Rate plus (b) the Assessment Rate.

"Board" means the Board of Governors of the Federal Reserve System of the United States of America.

"Borrower" means Petroleum Development Corporation, a Nevada corporation, and its successors and permitted assigns.

"Borrowing" means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

"Borrowing Base" means, at any time an amount equal to the amount determined in accordance with Section 3.01, as the same may be redetermined, adjusted or reduced from time to time pursuant to Section 3.02, Section 3.03 and Section 3.04.

"Borrowing Base Deficiency" means, as of any date, the amount, if any, by which the Aggregate Revolving Credit Exposure on such date exceeds the Borrowing Base in effect on such date; provided, that, for purposes of determining the existence and amount of any Borrowing Base Deficiency, obligations under any Letter of Credit will not be deemed to be outstanding to the extent such obligations are secured by cash in the manner contemplated by Section 2.06(j).

"Borrowing Base Properties" means all Direct Interests and Attributed Interests of the Borrower and the Restricted Subsidiaries evaluated by the Lenders for purposes of establishing the Borrowing Base.

"Borrowing Base Usage" means, as of any date and for all purposes, the quotient, expressed as a percentage, of (i) the Aggregate Revolving Credit Exposure as of such date, divided by (ii) the Borrowing Base as of such date.

"Borrowing Request" means a request by the Borrower for a Borrowing in accordance with Section 2.05.

"Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

"Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

"Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender's or the Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

"Change of Control" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group.

"Charges" has the meaning assigned to such term in Section 11.13.

"Collateral" has the meaning assigned to such term in Section 11.16.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Consolidated Current Assets" means, as of any date of determination, the total of (i) the consolidated current assets of the Borrower and the Restricted Subsidiaries determined in accordance with GAAP as of such date and calculated on a combined basis, plus, all Unused Revolving Commitments as of such date, (ii) less any non-cash assets required to be included in consolidated current assets of the Borrower and the Restricted Subsidiaries as a result of the application of FASB Statement 133 as of such date, (iii) less non-cash assets consisting of amounts due from Sponsored Partnerships arising from non-cash obligations excluded from Consolidated Current Liabilities pursuant to clause (iii) of the definition thereof.

"Consolidated Current Liabilities" means, as of any date of determination, the total of (i) consolidated current liabilities of the Borrower and the Restricted Subsidiaries, as determined in accordance with GAAP as of such date, (ii) less current maturities of the Loans, (iii) less any non-cash obligations required to be included in consolidated current liabilities of the Borrower and the Restricted Subsidiaries as a result of the application of FASB Statement 133 as of such date, (iv) less non-cash obligations consisting of amounts due to Sponsored Partnerships arising from non-cash assets excluded from Consolidated Current Assets pursuant to clause (ii) of the definition thereof.

"Consolidated Current Ratio" means, as of any date of determination, the ratio of Consolidated Current Assets to Consolidated Current Liabilities as of such date.

"Consolidated EBITDAX" means, with respect to the Borrower and its Restricted Subsidiaries for any period, Consolidated Net Income for such period; plus, without duplication and to the extent deducted in the calculation of Consolidated Net Income for such period, the sum of (a) income or franchise Taxes paid or accrued; (b) Consolidated Net Interest Expense; (c) amortization, depletion and depreciation expense; (d) any non-cash losses or charges on any Swap Agreement resulting from the requirements of FASB Statement 133 for that period; (e) oil and gas exploration expenses (including all drilling, completion, geological and geophysical costs) for such period; (f) losses from sales or other dispositions of assets (other than Hydrocarbons produced in the ordinary course of business) and other extraordinary or non-recurring losses, and (g) other non-cash charges (excluding accruals for cash expenses made in the ordinary course of business); minus, to the extent included in the calculation of Consolidated Net Income, (h) the sum of (i) any non-cash gains on any Swap Agreements resulting from the requirements of FASB Statement 133 for that period; (ii) extraordinary or non-recurring gains; and (iii) gains from sales or other dispositions of assets (other than Hydrocarbons produced in the ordinary course of business).

"Consolidated Funded Indebtedness" means, as of any date, without duplication, Indebtedness of the Borrower and the Restricted Subsidiaries, Indebtedness of the type described in clauses (a), (b), (c), (d), (e), (f), (g) or (h) of the definition of Indebtedness.

"Consolidated Net Income" means for any period, the consolidated net income (or loss) of the Borrower and its Restricted Subsidiaries, as applicable, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Borrower, or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries, as applicable and (b) the undistributed earnings of any Restricted Subsidiary of the Borrower, to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or by any law applicable to such Restricted Subsidiary.

"Consolidated Net Interest Expense" means, for any period, the sum of aggregate interest expense and capitalized interest of the Borrower and the Restricted Subsidiaries determined on a consolidated basis for such period in accordance with GAAP.

"Consolidated Subsidiaries" means, for any Person, any subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  "Controlling" and "Controlled" have meanings correlative thereto.

"Counterpart Agreement" means a Counterpart Agreement substantially in the form of Exhibit C delivered by a Guarantor pursuant to Section 6.13.

"Credit Parties" means collectively, Borrower, and each Guarantor and each individually, a "Credit Party".

"Crude Oil" means all crude oil and condensate.

"Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

"Direct Interests" means any Oil and Gas Interests directly owned by any Credit Party.

"Disclosed Matters" means the actions, suits and proceedings and the environmental matters disclosed in Schedule 4.06.

"Disqualified Stock" means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in whole or in part, on or prior to the Maturity Date.

"Dollars" or "$" refers to lawful money of the United States of America.

"Domestic Subsidiary" means, with respect to any Person, a subsidiary of such Person that is incorporated or formed under the laws of the United States of America, any state thereof or the District of Columbia.

"Effective Date" means the date on which the conditions specified in Section 5.01 are satisfied (or waived in accordance with Section 11.02).

"Engineered Value" means, the value attributed to the Borrowing Base Properties for purposes of the most recent Redetermination of the Borrowing Base pursuant to Article III (or for purposes of determining the Initial Borrowing Base in the event no such Redetermination has occurred), based upon the discounted present value of the estimated net cash flow to be realized from the production of Hydrocarbons from the Direct Interests and the Attributed Interests as set forth in the Reserve Report.

"Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, or the management, release or threatened release of any Hazardous Material.

"Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Credit Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

"Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

"ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with any Credit Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

"ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30‑day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Credit Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Credit Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Credit Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

"Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

"Event of Default" has the meaning assigned to such term in Article IX.

"Excluded Taxes" means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income  by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender's failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a).

"Existing Swap Agreements" means any Swap Agreements entered into between the Borrower or any Restricted Subsidiary and any Lender Counterparty prior to the Effective Date and in effect on the Effective Date.

"FASB" means Financial Accounting Standards Board.

"Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

"Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of any Credit Party.

"Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which any Credit Party is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

"GAAP" means generally accepted accounting principles in the United States of America.

"Gas Balancing Agreement" means any agreement or arrangement whereby the Borrower or any Restricted Subsidiary, or any other party having an interest in any Hydrocarbons to be produced from Oil and Gas Interests in which the Borrower or any Restricted Subsidiary owns an interest, has a right to take more than its proportionate share of production therefrom.

"Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity properly exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Guarantee" of or by any Person (in this definition, the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

"Guaranteed Liabilities" has the meaning assigned to such term in Section 8.01.

"Guarantor" means each Restricted Subsidiary that hereafter executes and delivers to the Administrative Agent and the Lenders, a Counterpart Agreement.

"Hazardous Materials"  means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

"Hydrocarbons" means all Crude Oil and Natural Gas produced from or attributable to the Oil and Gas Interests of the Credit Parties.

"Increased Commitment Date" has the meaning assigned to such term in Section 2.03.

"Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business that are not past due), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

"Indemnified Taxes" means Taxes other than Excluded Taxes.

"Indemnitee" has the meaning assigned to such term in Section 11.03.

"Information" has the meaning assigned to such term in Section 11.12.

"Initial Borrowing Base" has the meaning assigned to such term in Section 3.01.

"Initial Monthly Reduction" has the meaning assigned to such term in Section 3.04.

"Interest Election Request" means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.

"Interest Payment Date" means (a) with respect to any ABR Loan, the last day of each calendar month, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period.

"Interest Period" means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

"Issuing Bank" means JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i).  The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term "Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

"LC Disbursement" means a payment made by the Issuing Bank pursuant to a Letter of Credit.

"LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

"Lender Counterparty" means any Lender or any Affiliate of a Lender counterparty to a Swap Agreement with any Credit Party.

"Lenders" means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

"Letter of Credit" means any letter of credit issued pursuant to this Agreement and, to the extent outstanding on the Effective Date, any letter of credit issued under the Original Credit Agreement and any renewals thereof after the Effective Date.

"LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

"Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

"Loan Documents" means this Agreement, any promissory notes executed in connection herewith, Security Instruments, the Letters of Credit (and any applications therefore and reimbursement agreements related thereto), the Fee Letter and any other agreements executed in connection with this Agreement.

"Loans" means the loans made by the Lenders to the Borrower pursuant to this Agreement.

"Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Restricted Subsidiaries taken as a whole, (b) the ability of any Credit Party to perform any of its obligations under this Agreement and the other Loan Documents or (c) the rights of or benefits available to the Lenders under this Agreement and the other Loan Documents.

"Material Domestic Subsidiary" means any Domestic Subsidiary that owns or holds assets, properties or interests (including Oil and Gas Interests either as Direct Interests or Attributed Interests) with an aggregate fair market value, on a consolidated basis, greater than five percent (5%) of the aggregate fair market value of all of the assets, properties and interests (including Oil and Gas Interests either as Direct Interests or Attributed Interests) of the Borrower and the Subsidiaries, on a consolidated basis.

"Material Gas Imbalance" means, with respect to all Gas Balancing Agreements to which Borrower or any Restricted Subsidiary is a party or by which any Oil and Gas Interests owned by Borrower or a Restricted Subsidiary is bound, a net overproduced gas imbalance to Borrower and the Restricted Subsidiaries, taken as a whole, in excess of $1,000,000.

"Material Indebtedness" means Indebtedness permitted under Section 7.01(e), Section 7.01(h) and Section 7.01(i) and any other Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of the Borrower or any one or more of the Restricted Subsidiaries in an aggregate principal amount exceeding $5,000,000.  For purposes of determining Material Indebtedness, the "principal amount" of the obligations of the Borrower or any Guarantor in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Guarantor would be required to pay if such Swap Agreement were terminated at such time.

"Material Sales Contract" means, as of any date of determination,  any agreement for the sale of Hydrocarbons from the Borrowing Base Properties to which the Borrower, any Restricted Subsidiary or any Sponsored Partnership is a party if the aggregate volume of Hydrocarbons sold pursuant to such agreement during the twelve months immediately preceding such date equals or exceeds 10% of the aggregate volume of Hydrocarbons sold by the Borrower, the Restricted Subsidiaries and the Sponsored Partnerships, on a consolidated basis, from the Borrowing Base Properties during the twelve months immediately preceding such date.

"Maturity Date" means November 4, 2010.

"Maximum Liability" has the meaning assigned to such term in Section 8.10.

"Maximum Rate" has the meaning assigned to such term in Section 11.13.

"Minimum Mortgaged Value" means, at any date of determination, the sum of (a) 125% of the Aggregate Revolving Commitment as of such date minus (b) the lesser of (i) the Engineered Value of proved developed producing reserves included in the Attributed Interests as of such date and (ii) 40% of the amount calculated pursuant to the immediately foregoing clause (a).

"Monthly Reduction" means the Initial Monthly Reduction and at any time after the first Redetermination after the Effective Date, an amount equal to the amount determined in accordance with Section 3.04, as the same may be adjusted from time to time pursuant to such Section.

"Moody's" means Moody's Investors Service, Inc.

"Mortgaged Properties" means the Direct Interests described in one or more duly executed, delivered and filed Mortgages evidencing a first and prior Lien in favor of the Administrative Agent for the benefit of the Secured Parties and subject only to the Liens permitted pursuant to Section 7.02.

"Mortgages"  means all mortgages, deeds of trust, amendments to mortgages, security agreements, assignments of production, pledge agreements, collateral mortgages, collateral chattel mortgages, collateral assignments, financing statements and other documents, instruments and agreements evidencing, creating, perfecting or otherwise establishing the Liens required by Section 6.09.  All Mortgages shall be in form and substance satisfactory to Administrative Agent in its sole discretion

"Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

"Natural Gas" means all natural gas, distillate or sulphur, natural gas liquids and all products recovered in the processing of natural gas (other than condensate) including, without limitation, natural gasoline, coalbed methane gas, casinghead gas, iso-butane, normal butane, propane and ethane (including such methane allowable in commercial ethane).

"Net Cash Proceeds" means, with respect to the sale of Borrowing Base Properties (including Attributed Interests) by the Borrower or any Restricted Subsidiary (or Sponsored Partnership with respect to Attributed Interests), the excess, if any, of (a) the sum of cash and cash equivalents received in connection with such sale, but only as and when so received, over (b) the sum of (i) the principal amount of any Indebtedness that is secured by such asset and that is required to be repaid in connection with the sale thereof (other than the Loans), and (ii) the out-of-pocket expenses incurred by the Borrower or such Restricted Subsidiary (or Sponsored Partnership with respect to Attributed Interests) in connection with such sale.

"New Commitments" has the meaning assigned to such term in Section 2.03.

"New Lender" has the meaning assigned to such term in Section 2.03.

"Non-Consenting Lender" has the meaning assigned to such term in Section 2.19(c).

"Obligations" means all obligations of every nature of the Borrower from time to time owed to the Administrative Agent, the Issuing Bank, the Lenders or any of them and the Lender Counterparties under any Loan Document or Swap Agreement (including, with respect to any transaction under any Swap Agreement, obligations owed under the Existing Swap Agreements and obligations owed under any other Swap Agreement with any Person that was a Lender Counterparty at the time such transaction was entered into), whether for principal, interest, reimbursement of amounts drawn under any Letter of Credit, payments for early termination of Swap Agreements, funding indemnification amounts, fees, expenses, indemnification or otherwise.

"Off-Balance Sheet Liability" of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capital Lease Obligation, (iii) any liability under any so-called "synthetic lease" transaction entered into by such Person, (iv) any Material Gas Imbalance, (v) any Advance Payment Contract, or (vi) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from the foregoing clauses (iii) through (vi) operating leases and usual and customary oil, gas and mineral leases.

"Oil and Gas Interest(s)" means: (a) direct and indirect interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, direct or indirect, including, without limitation, working, royalty and overriding royalty interests, mineral interests, leasehold interests, production payments, operating rights, net profits interests, other non-working interests, contractual interests, non-operating interests and rights in any pooled, unitized or communitized acreage by virtue of such interest being a part thereof; (b) interests in and rights with respect to Hydrocarbons and other minerals or revenues therefrom and contracts and agreements in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization, communitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and, in each case, interests thereunder), and surface interests, fee interests, reversionary interests, reservations and concessions related to any of the foregoing; (c) easements, rights-of-way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; (d) interests in oil, gas, water, disposal and injection wells, equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible or intangible, movable or immovable, real or personal property and fixtures located on, associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (e) all seismic, geological, geophysical and engineering records, data, information, maps, licenses and interpretations.

"Organizational Documents" means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by‑laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its certificate of formation or articles of organization, as amended, and its limited liability company agreement or operating agreement, as amended.

"Original Credit Agreement" means that certain Credit Agreement dated July 3, 2002, by and between the Borrower, the Administrative Agent and BNP Paribas, as Managing Agent, and the lenders a party thereto, as amended, supplemented or modified prior to the Effective Date.

"Original Loans" means the loans and other extensions of credit outstanding under the Original Credit Agreement as of the Effective Date.

"Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

"Participant" has the meaning assigned to such term in Section 11.04.

"Partnership Interests" means any Equity Interests owned by any Credit Party in any Sponsored Partnership.

"Payment Currency" has the meaning assigned to such term in Section 8.07.

"PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

"Permitted Encumbrances" means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.04;

(b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, and contractual Liens granted to operators and non-operators under oil and gas operating agreements, in each case, arising in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Interests and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 6.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article IX;

(f) easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases, and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Credit Party;

(g) royalties, overriding royalties, reversionary interests and similar burdens granted by the Borrower or any Restricted Subsidiary (or any Sponsored Partnership with respect to Attributed Interests) with respect to the Oil and Gas Interests owned by the Borrower or such Restricted Subsidiary (or such Sponsored Partnership with respect to Attributed Interests), as the case may be, if the net cumulative effect of such burdens does not operate to deprive the Borrower or any Restricted Subsidiary (or any Sponsored Partnership with respect to Attributed Interests) of any material right in respect of its assets or properties (except for rights customarily granted with respect to such interests);

(h) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower, any Restricted Subsidiary or Sponsored Partnership in the ordinary course of business covering the property under the lease;

(i) unperfected Liens reserved in leases (other than oil and gas leases) or arising by operation of law for rent or compliance with the lease in the case of leasehold estates;

(j) defects in or irregularities of title (other than defects or irregularities of title to Direct Interests or Attributed Interests), if such defects or irregularities do not deprive the Borrower, any Restricted Subsidiary or Sponsored Partnership of any material right in respect of its assets or properties;

provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.

"Permitted Investments" means:

(a) U.S. Government Securities;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody's;

(c) investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody's and (iii) have portfolio assets of at least $5,000,000,000.

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Credit Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

"Prime Rate" means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in Chicago, Illinois, each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

"Redetermination" means any Scheduled Redetermination or Special Redetermination.

"Redetermination Date" means (a) with respect to any Scheduled Redetermination, each May 15 and November 15 of each year, commencing November 15, 2005, and (b) with respect to any Special Redetermination, the first day of the first month which is not less than twenty (20) Business Days following the date of a request for a Special Redetermination.

"Register" has the meaning assigned to such term in Section 11.04.

"Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

"Required Lenders" means, at any time, Lenders having Revolving Credit Exposures and Unused Revolving Commitments representing at least 66-2/3% (or if there are less than four Lenders, at least 75%) of the sum of the Aggregate Revolving Credit Exposure and all Unused Revolving Commitments of all Lenders at such time or, if the Aggregate Revolving Commitment has been terminated, Lenders having Revolving Credit Exposures representing at least 66-2/3% (or if there are less than four Lenders, at least 75%) of the sum of the Aggregate Revolving Credit Exposure of all Lenders at such time.

"Reserve Report" means an unsuperseded engineering analysis of the Borrowing Base Properties, in form and substance reasonably acceptable to the Administrative Agent, prepared in accordance with customary and prudent practices in the petroleum engineering industry and setting forth, in reasonable detail, (i) that portion of the Oil and Gas Interests included in such report that are Attributed Interests, (ii) the Sponsored Partnership that owns the underlying Oil and Gas Interests relating to such Attributed Interests and (iii) the Partnership Interests owned by each Credit Party in such Sponsored Partnership.

"Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Credit Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any Credit Party or any option, warrant or other right to acquire any such Equity Interests in any Credit Party.

"Restricted Subsidiary" means any Subsidiary that is not an Unrestricted Subsidiary.

"Revolving Commitment" means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.02, (b) increased from time to time as a result of changes in the Aggregate Revolving Commitment pursuant to Section 2.03 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04.  The initial amount of each Lender's Revolving Commitment (which amount is such Lender's Applicable Percentage of the initial Aggregate Revolving Commitment) is set forth in Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.

"Revolving Credit Exposure" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Loans and its LC Exposure at such time.

"S&P" means Standard & Poor's Ratings Group, a division of The McGraw Hill Corporation.

"Sale and Leaseback Transaction" means any sale or other transfer of any property by any Person with the intent to lease such property as lessee.

"Scheduled Redetermination" means any redetermination of the Borrowing Base pursuant to Section 3.02.

"Secured Party" means the Administrative Agent, any Lender and any Lender Counterparty and shall include Lenders and Lender Counterparties to the extent that any Obligations owing to such Persons were incurred while such Persons were Lenders or Lender Counterparties.

"Security Agreement" means collectively, (a) that certain Pledge and Security Agreement entered into as of July 3, 2002, by and among the Borrower and the Administrative Agent for the benefit of the Secured Parties, as amended, modified or supplemented from time to time, (b) that certain Pledge and Security Agreement entered into as of July 3, 2002, by and among Riley Natural Gas Company, a West Virginia corporation, and the Administrative Agent for the benefit of the Secured Parties, as amended, modified or supplemented from time to time and (c) any other a Pledge and Security Agreement in favor of the Administrative Agent for the benefit of the Secured Parties substantially in the form of the Pledge and Security Agreements described in the foregoing clauses (a) and (b).

"Security Instruments" means collectively, all Guarantees of the Obligations evidenced by the Loan Documents and all mortgages, security agreements, pledge agreements, collateral assignments and other collateral documents covering the Direct Interests and the Equity Interests of the Restricted Subsidiaries and other personal property, equipment, oil and gas inventory and proceeds of the foregoing, all such documents to be in form and substance reasonably satisfactory to the Administrative Agent.

"Special Redetermination" means any redetermination of the Borrowing Base made pursuant to Section 3.03.

"Sponsored Partnership" any partnership or limited liability company meeting each of the following requirements: (a) a Credit Party is the sole general partner of such partnership or the sole manager of such limited liability company, as the case may be, (b) such partnership or limited liability company is organized pursuant to a partnership or operating agreement reasonably satisfactory to the Administrative Agent and the Required Lenders and  otherwise acceptable to the Administrative Agent in its sole discretion, (c) such partnership or limited liability company is primarily involved in oil and gas exploration, development, acquisition or production, and owns no other material assets other than Oil and Gas Interests, (d) such partnership or limited liability company is not an obligor, as a borrower, a guarantor or otherwise, on any Indebtedness other than Indebtedness such partnership or limited liability company is permitted to incur under this Agreement and (e) a Credit Party is the operator of the Oil and Gas Interests owned by such partnership or limited liability company.

"Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject (a) with respect to the Base CD Rate, for new negotiable nonpersonal time deposits in dollars over $100,000 with maturities approximately equal to three months and (b) with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

"Subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership (other than a Sponsored Partnership), more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Borrower, other than the Sponsored Partnerships.

"Swap Agreement" means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Credit Parties shall be a Swap Agreement.

"Syndication Agent" means, so long as it is a Lender, BNP Paribas, in its capacity as Syndication Agent.

"Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

"Three‑Month Secondary CD Rate" means, for any day, the secondary market rate for three‑month certificates of deposit reported as being in effect on such day (or, if such day is not a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day) or, if such rate is not so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three‑month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) by the Administrative Agent from three negotiable certificate of deposit dealers of recognized standing selected by it.

"Transactions" means the execution, delivery and performance by the Credit Parties of this Agreement and the Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

"Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

"Unrestricted Subsidiary" means (a) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the  Board of Directors of the Borrower in the manner provided below and (b) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Borrower may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries is a Material Domestic Subsidiary owning Oil and Gas Interests included in the Borrowing Base Properties.

"Unused Commitment Fee" has the meaning assigned to such term in Section 2.12(a).

"Unused Revolving Commitment" means, with respect to each Lender at any time, such Lender's Revolving Commitment at such time minus such Lender's Revolving Credit Exposure at such time.

"U.S. Government Securities" means direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency or instrumentality thereof to the extent such obligations are entitled to the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof.

"Waiver Letter" means that certain Limited Consent and Waiver, dated as of August 15, 2005, granted pursuant to the Original Credit Agreement by the Administrative Agent and the Persons a party to the Original Credit Agreement as lenders as of such date.

"Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02.        Types of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a "Eurodollar Loan" or an "ABR Loan.  Borrowings also may be classified and referred to by Type (e.g., a "Eurodollar Borrowing" or an "ABR Borrowing").

Section 1.03.        Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".  The word "will" shall be construed to have the same meaning and effect as the word "shall".  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04.        Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until  such notice shall have been withdrawn or such provision  amended in accordance herewith.

Section 1.05.        Oil and Gas Definitions.   For purposes of this Agreement, the terms "proved reserves," "proved developed reserves," "proved undeveloped reserves," "proved developed nonproducing reserves" and "proved developed producing reserves," have the meaning given such terms from time to time and at the time in question by the Society of Petroleum Engineers of the American Institute of Mining Engineers.

Article II

The Credits

Section 2.01.        Revolving Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make one or more Loans to the Borrower from time to time on any Business Day during the Availability Period in an aggregate principal amount that will not result in (a) such Lender's Revolving Credit Exposure exceeding such Lender's Revolving Commitment or (b) the Aggregate Revolving Credit Exposure exceeding the Aggregate Revolving Commitment.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

Section 2.02.        Termination and Reduction of the Aggregate Revolving Commitment.

(a)                Unless previously terminated, the Aggregate Revolving Commitment shall terminate on the Maturity Date.

(b)               The Borrower may at any time terminate, or from time to time reduce, the Aggregate Revolving Commitment; provided that (i) each reduction of the Aggregate Revolving Commitment shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and shall be applied ratably to each Lender's Revolving Commitment, (ii) no such reduction shall reduce the Aggregate Revolving Commitment to an amount that is less than the lesser of (1) the Borrowing Base, or (2) $50,000,000 and (iii) the Borrower shall not terminate or reduce the Aggregate Revolving Commitment if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10 and Section 2.11, the Aggregate Revolving Credit Exposure would exceed the Aggregate Revolving Commitment.

(c)                The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Revolving Commitment under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Aggregate Revolving Commitment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination of the Aggregate Revolving Commitment shall be permanent.  Each reduction of the Aggregate Revolving Commitment shall be made ratably among the Lenders in accordance with their respective Revolving Commitment.

(d)               With respect to any sale, transfer or disposition of Borrowing Base Properties, the Borrowing Base shall be automatically reduced by an amount equal to the value assigned to such Borrowing Base Properties by the Administrative Agent in connection with the most recent Redetermination of the Borrowing Base preceding the date of such sale (or in connection with the determination of the Initial Borrowing Base with respect to any sale occurring prior to the first Redetermination of the Borrowing Base) unless after giving effect to such reduction in the Borrowing Base, the Borrowing Base exceeds the Aggregate Revolving Commitment.

Section 2.03.        Increases in the Aggregate Revolving Commitment.  So long as no Default has occurred and is continuing or would be caused by such increase, Borrower may by written notice to the Administrative Agent, on or before 10 Business Days after any redetermination of the Borrowing Base pursuant to Article III, elect to increase the existing Aggregate Revolving Commitment in a minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount (any such increase, the "New Commitments"); provided that the amount of such increase together with the existing Aggregate Revolving Commitment does not, in the aggregate, exceed the lesser of (a) $200,000,000, or (b) the Borrowing Base then in effect as a result of such redetermination.  Each such notice shall specify the date (each an "Increased Commitment Date") on which Borrower proposes that the New Commitments shall be effective, which shall be a date no less than 30 Business Days after the date on which such notice is delivered to the Administrative Agent.  Within 10 Business Days of such notice, the Administrative Agent shall notify each Lender of the amount of the New Commitments and such Lender's allocation of the New Commitments based on the Applicable Percentage of such Lender of the existing Aggregate Revolving Commitment. Within 10 Business Days of such notice from the Administrative Agent, each Lender, in its sole discretion, may elect or decline to provide its allocation of the New Commitments. In the event any Lender declines to provide its allocation of the New Commitments, each Lender that has elected to provide its allocation, in its sole discretion, may elect or decline to provide a portion of any other Lender's declined allocation in the same proportion that such Lender's allocation bears to the aggregate amount of the allocations of all Lenders electing to provide their respective allocations. In the event the Lenders do not elect to provide all of the New Commitments, J.P. Morgan Securities, Inc., in its capacity as Joint Lead Arranger, and Administrative Agent shall, in consultation with the Borrower, identify one or more Eligible Assignees to provide the New Commitments the existing Lenders have declined to provide (each, a "New Lender"). Such New Commitments shall become effective as of such Increased Commitment Date; provided that (1) no Default exists on such Increased Commitment Date before or after giving effect to such New Commitments, (2) the Borrower and its Restricted Subsidiaries are in pro forma compliance with each of the financial covenants set forth in Section 7.11 as of the last day of the most recently ended fiscal quarter of the Borrower after giving effect to such New Commitments, (3) if any portion of the New Commitments are provided by a New Lender, the New Commitments of such New Lender shall be effected pursuant to an Assignment and Assumption, (4) the Borrower shall make any payments required pursuant to Section 2.12 in connection with the New Commitments (5) the Administrative Agent has received (i) copies, certified by the secretary of the Borrower and each Guarantor, of their respective Board of Directors' resolutions and of resolutions or actions of any other body authorizing the increase in the Aggregate Revolving Commitment and the confirmation and ratification of the Guarantees and all other Loan Documents, (ii) a certificate, signed by a Financial Officer, showing that before and after giving effect to the New Commitments, no Default or Event of Default shall exist and the Borrower is in compliance with all covenants in this Agreement and in pro forma compliance with the financial covenants set forth in Section 7.11, (iii) copies of all governmental and nongovernmental consents, approvals, authorizations, declarations, registrations or filings required on the part of the Borrower or any Guarantor in connection with the New Commitments, certified as true and correct in full force and effect as of the date of the increase by a duly authorized officer of the Borrower, or if none are required, a certificate of such officer to that effect, (iv) evidence satisfactory to the Administrative Agent that no event, change or circumstance shall have occurred with respect to the Borrower and its Restricted Subsidiaries since the most recent financial statements provided to the Lenders hereunder that could result in a Material Adverse Effect and (v) such other documents and conditions as the Administrative Agent or its counsel may have reasonably requested.

On any Increased Commitment Date on which New Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Lenders shall assign to each of the New Lenders, and each of the New Lenders shall purchase from each of the  Lenders, at the principal amount thereof (together with accrued interest), such interests in the Loans outstanding on such Increased Commitment Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Loans will be held by existing Lenders and New Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such New Commitments to the Revolving Commitments, (b) each New Commitment shall be deemed for all purposes a Revolving Commitment and each Loan made thereunder shall be deemed, for all purposes, a Loan and (c) each New Lender shall become a Lender with respect to the New Commitment and all matters relating thereto.

Section 2.04.        Loans and Borrowings.

(a)                Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Revolving Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Revolving Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

(b)               Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)                At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $100,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e).  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of four (4) Eurodollar Borrowings outstanding.

(d)               Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.05.        Requests for Borrowings.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Chicago, Illinois time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Chicago, Illinois time, on the date of the proposed Borrowing (so long as such date is a Business Day); provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., Chicago, Illinois time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.04:

(i)                  the aggregate amount of the requested Borrowing;

(ii)                the date of such Borrowing, which shall be a Business Day;

(iii)               whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)              in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and

(v)                the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.  Promptly following receipt of a  Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

Section 2.06.        Letters of Credit.

(a)                General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own or the account of any Restricted Subsidiary in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)               Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank's standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $25,000,000 and (ii) the Aggregate Revolving Credit Exposure shall not exceed the Aggregate Revolving Commitment.

(c)                Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the expiration date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d)               Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender's Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Aggregate Revolving Commitment, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Chicago, Illinois time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Chicago, Illinois time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Chicago, Illinois time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., Chicago, Illinois time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.05 that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender's Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)                 Obligations Absolute.  The Borrower's obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder.  Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)                Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)                Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)                  Replacement of the Issuing Bank.  The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)                 Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 66-2/3% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon, if any; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article IX.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower's risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure  representing 66-2/3% or more of the total LC Exposure), be applied to satisfy other Obligations of the Borrower under this Agreement and to the extent any excess remains after payment in full in cash of all Obligations and the termination of all Revolving Commitments, such excess shall be released to the Borrower.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

Section 2.07.        Funding of Borrowings.

(a)                Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Chicago, Illinois time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to a deposit account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b)               Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

Section 2.08.        Interest Elections.

(a)                Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)               To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.05 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in the form attached hereto as Exhibit D and signed by the Borrower.

(c)                Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.04:

(i)                  the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)                the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)               whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)              if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period," unless otherwise agreed upon by the Borrower and the Administrative Agent.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

(d)               Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

(e)                If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.09.        Repayment of Loans; Evidence of Debt.

(a)                The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b)               Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)                The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

(d)               The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)                Any Lender or Participant may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender or Participant a promissory note payable to the order of such Lender or Participant (or, if requested by such Lender or Participant, to such Lender or Participant and its registered assigns) and in the form attached hereto as Exhibit E; provided that any promissory note issued to evidence any Lender's Loans shall be in a stated amount equal to such Lender's Applicable Percentage of the amount set forth in clause (i) of the definition of "Aggregate Revolving Commitment."  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.10.        Optional Prepayment of Loans.

(a)                The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole and or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b)               The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., Chicago, Illinois time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Chicago, Illinois time, one Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination or reduction of the Aggregate Revolving Commitment as contemplated by Section 2.02, then such notice of prepayment may be revoked if such notice of termination or reduction is revoked in accordance with Section 2.02.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.04.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

Section 2.11.        Mandatory Prepayment of Loans.

(a)                Except as otherwise provided in Section 2.11(b), in the event a Borrowing Base Deficiency exists, the Borrower shall, within thirty (30) days after written notice from the Administrative Agent to the Borrower of such Borrowing Base Deficiency, either (a) by instruments satisfactory in form and substance to the Required Lenders, provide the Lenders with additional security satisfactory to the Lenders in their sole discretion to eliminate such Borrowing Base Deficiency, or  prepay, without premium or penalty, the principal amount of the Loans in an amount sufficient to eliminate such Borrowing Base Deficiency (or by a combination of such additional security and such prepayment eliminate such Borrowing Base Deficiency), or (b) notify the Administrative Agent that it intends to prepay, without premium or penalty (but subject to any funding indemnification amounts required by Section 2.16), the principal amount of such Borrowing Base Deficiency in not more than three (3) equal monthly installments plus accrued interest thereon and make the first such monthly payment on the 30th day after the Borrower's receipt of notice of such Borrowing Base Deficiency.

(b)               If the Borrower or any Restricted Subsidiary (or any Sponsored Partnership with respect to Attributed Interests) sells, exchanges, transfers or otherwise disposes of any Borrowing Base Properties at any time a Borrowing Base Deficiency exists or if after giving effect to such sale, exchange, transfer or disposition a Borrowing Base Deficiency would exist, the Borrower shall prepay the Borrowings in an amount equal to the Net Cash Proceeds received from such sale, transfer or other disposition on the date it or any Restricted Subsidiary (or any Sponsored Partnership with respect to Attributed Interests) receives such Net Cash Proceeds or, in the case of any exchange of Borrowing Base Properties for other Oil and Gas Interests, take all actions reasonably necessary to cause such Oil and Gas Interests received in such exchange to become additional security for the Obligations by instruments satisfactory in form and substance to the Required Lenders; provided, however that amounts applied to the payment of Borrowings pursuant to this Section may be reborrowed subject to and in accordance with the terms of this Agreement.  Amounts applied to the prepayment of Borrowings pursuant to this Section shall be first applied ratably to ABR Borrowings then outstanding and, upon payment in full of all outstanding ABR Borrowings, second, to Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto, subject to the payment of any funding indemnification amounts required by Section 2.16 but without penalty or premium.

Section 2.12.        Fees.

(a)                The Borrower agrees to pay to the Administrative Agent, for the account of each Lender, an unused commitment fee (the "Unused Commitment Fee") equivalent to the Applicable Rate times the daily average of the Unused Commitment.  Such Unused Commitment Fee shall be calculated on the basis of a year consisting of 360 days.  The Unused Commitment Fee shall be payable in arrears on the last day of March, June, September and December of each year, commencing with the first such date to occur after the Effective Date, and on the Maturity Date for any period then ending for which the Unused Commitment Fee shall not have been theretofore paid.  In the event the Aggregate Revolving Commitment terminates on any date other than the last day of March, June, September or December of any year, the Borrower agrees to pay to the Administrative Agent, for the account of each Lender, on the date of such termination, the pro rata portion of the Unused Commitment Fee due for the period from the last day of the immediately preceding March, June, September or December, as the case may be, to the date such termination occurs.

(b)               The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender's Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and the Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Aggregate Revolving Commitment and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Aggregate Revolving Commitment terminates and any such fees accruing after the date on which the Aggregate Revolving Commitment terminates shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)                The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)               All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of Unused Commitment Fees and participation fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.

Section 2.13.        Interest.

(a)                The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)               The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)                Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the  rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)               Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Aggregate Revolving Commitment and on the Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period at a time when no Borrowing Base Deficiency exists), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)                All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14.        Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)                the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)               the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.15.        Increased Costs.

(a)                If any Change in Law shall:

(i)                  impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii)                impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)               If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the Issuing Bank's capital or on the capital of such Lender's or the Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Bank's policies and the policies of such Lender's or the Issuing Bank's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company for any such reduction suffered.

(c)                A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)               Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the Issuing Bank's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16.        Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17.        Taxes.

(a)                Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)               In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d)               As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f)                 If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

Section 2.18.        Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)                The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, Section 2.16 or Section 2.17, or otherwise) prior to 12:00 noon, Chicago, Illinois time, on the date when due, in immediately available funds, without set‑off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at Mail Code IL1-0634, 21 South Clark Street, Chicago, Illinois, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 2.15, Section 2.16, Section 2.17 and Section 11.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in Dollars.

(b)               If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties; provided that in the event such funds are received by and available to the Administrative Agent as a result of the exercise of any rights and remedies with respect to any collateral under the Security  Instruments, the parties entitled to a ratable share of such funds pursuant to the foregoing clause (ii) and the determination of each parties' ratable share shall include, on a pari passu basis, the Lender Counterparties and the actual aggregate amounts then due and owing to each Lender Counterparty by the Borrower or any Guarantor as a result of the early termination of any transactions under any Swap Agreements included in the Obligations (after giving effect to any netting agreements).

(c)                If any Lender shall, by exercising any right of set‑off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered,  such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)               Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)                If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(d) or Section 2.06(e), Section 2.07(b), Section 2.18(d) or Section 11.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19.        Mitigation Obligations; Replacement of Lenders.

(a)                If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)               If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such  assignment and delegation cease to apply.

(c)                If in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions of this Agreement or any other Loan Document as contemplated by Section 11.02, the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each a "Non-Consenting Lender") whose consent is required has not been obtained; then, the Borrower may elect to replace such Non-Consenting Lender as a Lender party to this Agreement in accordance with and subject to the restrictions contained in, and consents required by Section 11.04; provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such  assignment and delegation cease to apply.

Article III

Borrowing Base

Section 3.01.        Reserve Report; Proposed Borrowing Base.  During the period from the Effective Date until the first Redetermination after the Effective Date, the Borrowing Base shall be $125,000,000 (the "Initial Borrowing Base").  As soon as available and in any event by April  1 and October 1 of  each year, beginning April 1, 2006, the Borrower shall deliver to the Administrative Agent and each Lender a Reserve Report, prepared as of the immediately preceding March 1 and September 1, respectively, in form and substance reasonably satisfactory to the Administrative Agent and prepared by an Approved Petroleum Engineer (or, in the case of the Reserve Report due on October 1 of each year, by petroleum engineers employed by the Borrower), said Reserve Report to utilize economic and pricing parameters established from time to time by the Administrative Agent, together with such other information, reports and data concerning the value of the Borrowing Base Properties as the Administrative Agent shall deem reasonably necessary to determine the value of such Borrowing Base Properties.  Simultaneously with the delivery to the Administrative Agent and the Lenders of each Reserve Report, the Borrower shall submit to the Administrative Agent and each Lender the Borrower's requested amount of the Borrowing Base as of the next Redetermination Date; provided that, without the prior written consent of the Administrative Agent, the Borrower shall not request a Borrowing Base in an amount less than $50,000,000.  Promptly after the receipt by the Administrative Agent of such Reserve Report and Borrower's requested amount for the Borrowing Base, the Administrative Agent shall submit to the Lenders a recommended amount of the Borrowing Base to become effective for the period commencing on the next Redetermination Date.

Section 3.02.        Scheduled Redeterminations of the Borrowing Base; Procedures and Standards.  Based in part on the Reserve Reports made available to the Administrative Agent and the Lenders pursuant to Section 3.01, the Lenders shall redetermine the Borrowing Base on or prior to the next Redetermination Date (or such date promptly thereafter as reasonably possible based on the engineering and other information available to the Lenders).  Any Borrowing Base which becomes effective as a result of any Redetermination of the Borrowing Base shall be subject to the following restrictions: (a) such Borrowing Base shall not exceed the amount of the Borrowing Base requested by the Borrower (unless an amount less than $50,000,000 was requested without the prior written consent of the Administrative Agent in which event the amount deemed requested by the Borrower shall be $50,000,000), (b) such Borrowing Base shall not exceed the amount set forth in clause (i) of the definition of "Aggregate Revolving Commitment", (c) to the extent such Borrowing Base represents an increase in the Borrowing Base in effect prior to such Redetermination, such Borrowing Base must be approved by all Lenders, and (d) to the extent such Borrowing Base represents a decrease in the Borrowing Base in effect prior to such Redetermination or a reaffirmation of such prior Borrowing Base, such Borrowing Base must be approved by the Administrative Agent and Required Lenders.  If a redetermined Borrowing Base is not approved by the Administrative Agent and Required Lenders within twenty (20) days after the submission to the Lenders by the Administrative Agent of its recommended Borrowing Base pursuant to Section 3.01, or by all Lenders within such twenty (20) day period in the case of any increase in the Borrowing Base, the Administrative Agent shall notify each Lender that the recommended Borrowing Base has not been approved and request that each Lender submit to the Administrative Agent within ten (10) days thereafter its proposed Borrowing Base.  Promptly following the 10th day after the Administrative Agent's request for each Lender's proposed Borrowing Base, the Administrative Agent shall determine the Borrowing Base for such Redetermination by calculating the highest Borrowing Base then acceptable to the Administrative Agent and a number of Lenders sufficient to constitute Required Lenders (or all Lenders in the case of an increase in the Borrowing Base).  Each Redetermination shall be made by the Lenders in their sole discretion, but based on the Administrative Agent's and such Lender's usual and customary procedures for evaluating Oil and Gas Interest as such exist at the time of such Redetermination, and including adjustments to reflect the effect of any Swap Agreements of the Borrower and the Restricted Subsidiaries as such exist at the time of such Redetermination.  The Borrower acknowledges and agrees that each Redetermination shall be based upon the loan collateral value which each Agent and each Lender in its sole discretion (using such methodology, assumptions and discount rates as the Administrative Agent and such Lender customarily uses in assigning collateral value to Oil and Gas Interests) to the Borrowing Base Properties at the time in question and based upon such other credit factors consistently applied (including, without limitation, the assets, liabilities, cash flow, business, properties, prospects, management and ownership of the Credit Parties) as the Administrative Agent and such Lender customarily considers in evaluating similar oil and gas credits.  It is expressly understood that the Administrative Agent and Lenders have no obligation to designate the Borrowing Base at any particular amounts, except in the exercise of their discretion, whether in relation to the Aggregate Revolving Commitment or otherwise. If the Borrower does not furnish all information, reports and data required to be delivered by any date specified in this Article III, unless such failure is not the fault of the Borrower, the Administrative Agent and Lenders may nonetheless designate the Borrowing Base at any amounts which the Administrative Agent and Lenders in their reasonable discretion determine and may redesignate the Borrowing Base from time to time thereafter until the Administrative Agent and Lenders receive all such information, reports and data, whereupon the Administrative Agent and Lenders shall designate a new Borrowing Base, as described above.

Section 3.03.        Special Redeterminations.  In addition to Scheduled Redeterminations, the Borrower shall  be permitted to request a Special Redetermination of the Borrowing Base once between each Scheduled Redetermination and the Required Lenders shall be permitted to request a Special Redetermination at any time.  Any request by Borrower pursuant to this Section 3.03 shall be submitted to the Administrative Agent and each Lender and at the time of such request (or within twenty (20) days thereafter in the case of the Reserve Report) Borrower shall (1) deliver to the Administrative Agent and each Lender a Reserve Report prepared as of a date prior to the date of such request that is reasonably acceptable to the Administrative Agent and such other information which the Administrative Agent shall reasonably request, and (2) notify the Administrative Agent and each Lender of the Borrowing Base requested by Borrower in connection with such Special Redetermination.  Any request by Required Lenders pursuant to this Section 3.03 shall be submitted to the Administrative Agent and the Borrower. Any Special Redetermination shall be made by the Administrative Agent and Lenders in accordance with the procedures and standards set forth in Section 3.02; provided that no Reserve Report is required to be delivered to the Administrative Agent or the Lenders in connection with any Special Redetermination requested by the Required Lenders pursuant to this Section 3.03.

Section 3.04.        Monthly Reduction.  On the last day of each month after the Effective Date, the Borrowing Base shall be reduced by the Monthly Reduction then in effect.  During the period from the Effective Date until the first Redetermination after the Effective Date, the Borrowing Base shall be reduced on the last day of each month after the Effective Date by $0.00 (the "Initial Monthly Reduction").  In connection with each Redetermination of the Borrowing Base pursuant to Section 3.02 or Section 3.03, the Administrative Agent and Lenders shall determine the amount, if any, of the monthly reduction in the Borrowing Base required based on the same information reviewed and in accordance with the same procedure applied with respect to such Redetermination.

Section 3.05.        Notice of Redetermination and Monthly Reduction.  Promptly following any Redetermination of the Borrowing Base or the Monthly Reduction, the Administrative Agent shall notify the Borrower of the amount of the redetermined Borrowing Base and the amount of the Monthly Reduction, which Borrowing Base and Monthly Reduction shall be effective as of the date specified in such notice, and such Borrowing Base and Monthly Reduction shall remain in effect for all purposes of this Agreement until the next Redetermination.

Section 3.06.        Confirmation of Initial Borrowing Base.  Administrative Agent and Lenders acknowledge receipt of the Reserve Report required as of October 1, 2005 pursuant to Section 7.1(d)(viii) of the Original Credit Agreement.  Such Reserve Report shall be evaluated by the Administrative Agent and the Lenders in accordance with the procedures and standards set forth in Section 3.02 as if such Reserve Report was delivered for purposes of making a Redetermination of the Borrowing Base in accordance with this Article III.  Unless the Administrative Agent notifies the Borrower of a redetermined amount for the Borrowing Base and the effective date of such redetermined Borrowing Base on or before November 30, 2005 (in which event such amount shall be the Borrowing Base as of such date until the next Redetermination Date), the Borrowing Base shall be the Initial Borrowing Base until the first Redetermination Date after the Effective Date.

Article IV

Representations and Warranties

Each Credit Party represents and warrants to the Lenders that:

Section 4.01.        Organization; Powers.  Each Credit Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 4.02.        Authorization; Enforceability.  The Transactions are within each Credit Party's corporate, limited liability company or partnership powers and have been duly authorized by all necessary corporate, limited liability company or partnership and, if required, stockholder action.  This Agreement has been duly executed and delivered by each Credit Party and constitutes a legal, valid and binding obligation of each Credit Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 4.03.        Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect or have been made or to be made in connection with the filing of the Liens to secure the Obligations, (b) will not violate any applicable law or regulation or the charter, by-laws or other Organizational Documents of the Borrower, any Restricted Subsidiary or any Sponsored Partnership or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument evidencing Material Indebtedness or a Material Sales Contract binding upon the Borrower or any Restricted Subsidiary or any of their respective assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any Restricted Subsidiary, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower, any Restricted Subsidiary or any Sponsored Partnership not otherwise permitted under Section 7.02.

Section 4.04.        Financial Condition; No Material Adverse Change.

(a)                The Borrower has heretofore furnished to the Lenders the audited consolidated balance sheet and related statements of income, stockholders equity and cash flows of the Borrower and its Consolidated Subsidiaries (i) as of and for the fiscal year ended December 31, 2004, reported on by KPMG LLP, independent public accountants, and (ii) as of and for the fiscal quarter ended March 31, 2005, certified by its Financial Officer.  Except for any changes reflected in any restated financial statements as of such dates and for such periods that comply with the conditions set forth in the Waiver Letter, such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year‑end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)               Since December 31, 2004, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of the Borrower and its Restricted Subsidiaries, taken as a whole.

(c)                The Borrower is in compliance with the financial covenants set forth in Sections 7.2(a), 7.2(b) and 7.2(c) of the Original Credit Agreement as of September 30, 2005.

Section 4.05.        Properties.

(a)                Except as otherwise provided in Section 4.15 with respect to Oil and Gas Interests, the Borrower and each Restricted Subsidiary has good title to, or valid leasehold interests in, all such real and personal property material to its business, except for (i) minor defects in title that do not, in the aggregate, interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and (ii) Liens permitted under Section 7.02.

(b)               The Borrower and each Restricted Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and such Restricted Subsidiaries, as the case may be, does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.06.        Litigation and Environmental Matters.

(a)                There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower, any Restricted Subsidiary or any Sponsored Partnership, (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect after taking into account insurance proceeds or other recoveries from third parties actually received (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b)               Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect after taking into account insurance proceeds or other recoveries from third parties actually received, neither the Borrower nor any Restricted Subsidiary nor any Sponsored Partnership, to the Borrower's knowledge, (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)                Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 4.07.        Compliance with Laws and Agreements.  The Borrower and each Restricted Subsidiary is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.08.        Investment Company Status.  Neither the Borrower nor any Restricted Subsidiary is an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 4.09.        Taxes.  The Borrower and each Restricted Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 4.10.        ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of FASB Statement 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of FASB Statement 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of all such underfunded Plans.

Section 4.11.        Disclosure.  The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any Restricted Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  Except for any changes reflected in any restated financial statements for prior periods that comply with the conditions set forth in the Waiver Letter, none of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any Restricted Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading as of the date made or deemed made; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time.

Section 4.12.        Labor Matters.  There are no strikes, lockouts or slowdowns against the Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened that could reasonably be expected to have a Material Adverse Effect.  The hours worked by and payments made to employees of the Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other Law dealing with such matters to the extent that such violation could reasonably be expected to have a Material Adverse Effect.

Section 4.13.        Capitalization.  Schedule 4.13 lists, (a) for the Borrower and each Restricted Subsidiary, as of the date hereof, its full legal name, its jurisdiction of organization, (b) for each Restricted Subsidiary, the number of shares of capital stock or other Equity Interests outstanding and the owner(s) of such shares or Equity Interests and (c) with respect to each Sponsored Partnership, the Partnership Interests owned by each Credit Party in such Sponsored Partnership.

Section 4.14.        Margin Stock.  Neither the Borrower nor any Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation  U issued by the Federal Reserve Board), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

Section 4.15.        Oil and Gas Interests.  Each Credit Party has good and defensible title to all proved reserves included in the Direct Interests (for purposes of this Section 4.15, "proved Direct Interests") described in the most recent Reserve Report provided to the Administrative Agent, free and clear of all Liens except Liens permitted pursuant to Section 7.02.  Each Sponsored Partnership has good and defensible title to all proved reserves included in the Attributed Interests (for purposes of this Section 4.15, "proved Attributed Interests") described in the most recent Reserve Report provided to the Administrative Agent, free and clear of all Liens except Liens permitted pursuant to Section 7.02.  All such proved Oil and Gas Interests are valid, subsisting, and in full force and effect in all material respects, and all rentals, royalties, and other amounts due and payable in respect thereof have been duly paid except for such rentals, royalties and other amounts that are amounts being contested in good faith by appropriate proceedings and for which the Borrower or the applicable Restricted Subsidiary or Sponsored Partnership has set aside on its books adequate reserves.  Without regard to any consent or non-consent provisions of any joint operating agreement covering any Credit Party's proved Direct Interests, or any Sponsored Partnership's proved Attributed Interests, such Credit Party's share and such Sponsored Partnership's share, as the case may be, of (a) the costs for each proved Oil and Gas Interest described in the Reserve Report is not materially greater than the decimal fraction set forth in the Reserve Report, before and after payout, as the case may be, and described therein by the respective designations "working interests," "WI," "gross working interest," "GWI," or similar terms (except in such cases where there is a corresponding increase in the net revenue interest), and (b) production from, allocated to, or attributed to each such proved Oil and Gas Interest is not materially less than the decimal fraction set forth in the Reserve Report, before and after payout, as the case may be, and described therein by the designations "net revenue interest," "NRI," or similar terms.  The wells drilled in respect of proved producing Oil and Gas Interests described in the Reserve Report (1) are capable of, and are presently, either producing Hydrocarbons in commercially profitable quantities or in the process of being worked over or enhanced, and the Credit Party or Sponsored Partnership that owns such proved producing Oil and Gas Interests is currently receiving payments for its share of production, with no funds in respect of any thereof being presently held in suspense, other than any such funds being held in suspense pending delivery of appropriate division orders, and (2) have been drilled, bottomed, completed, and operated in compliance with all applicable laws, in the case of clauses (1) and (2), except where any failure to satisfy clause (1) or to comply with clause (2) would not have a Material Adverse Effect, and no such well which is currently producing Hydrocarbons is subject to any material penalty in production by reason of such well having produced in excess of its allowable production.

Section 4.16.        Insurance.  The certificate signed by the Financial Officer that attests to the existence of, and summarizes, the property and casualty insurance program maintained by the Credit Parties that has been furnished by the Borrower to the Administrative Agent and the Lenders as of the Effective Date.

Section 4.17.        Solvency.

(a)                Immediately after the consummation of the Transactions and immediately following the making of the initial Borrowing, if any, made on the Effective Date and after giving effect to the application of the proceeds thereof, (1) the fair value of the assets of the Credit Parties on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Credit Parties on a consolidated basis; (2) the present fair saleable value of the real and personal property of the Credit Parties on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Credit Parties on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (3) the Credit Parties on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (4) the Credit Parties on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(b)               The Credit Parties do not intend to, and do not believe that they will, incur debts beyond their ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it and the timing of the amounts of cash to be payable on or in respect of its Indebtedness.

Article V

Conditions

Section 5.01.        Effective Date.  The obligations of the Lenders and Lender Counterparties to continue the Original Loans and the Existing Swap Agreements and the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 11.02):

(a)                The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)               The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Young Morgan & Cann, PLLC, counsel for the Credit Parties, substantially in the form of Exhibit B, and covering such other matters relating to the Credit Parties, this Agreement or the Transactions as the Required Lenders shall reasonably request.  The Credit Parties hereby request such counsel to deliver such opinion.

(c)                The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Credit Party, the authorization of the Transactions and any other legal matters relating to the Credit Parties, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d)               The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming that the Credit Parties have (i) complied with the conditions set forth in paragraphs (a) and (b) of Section 5.02, (ii) complied with the covenants set forth in Section 6.05 (and demonstrating such compliance by the attachment of an insurance summary and insurance certificates evidencing the coverage described in such summary) and (iii) and complied with the requirements of Section 6.09 and Section 6.10.

(e)                The Administrative Agent, the Lenders and the Joint Lead Arrangers shall have received all fees and other amounts due and payable on or prior to the Effective Date, and, to the extent invoiced, reimbursement or payment of all out‑of‑pocket expenses required to be reimbursed or paid by the Borrower hereunder, including all fees, expenses and disbursements of counsel for the Administrative Agent to the extent invoiced on or prior to the Effective Date, together with such additional amounts as shall constitute such counsel's reasonable estimate of expenses and disbursements to be incurred by such counsel in connection with the recording and filing of Mortgages and financing statements; provided, that, such estimate shall not thereafter preclude further settling of accounts between the Borrower and the Administrative Agent.

(f)                 At least three (3) days prior to the Effective Date, the Administrative Agent shall have received a Borrowing Request acceptable to the Administrative Agent setting forth the Loans requested by the Borrower on the Effective Date, the Type and amount of each Loan and the accounts to which such Loans are to be funded.

(g)                If the initial Borrowing includes the issuance of a Letter of Credit, the Administrative Agent shall have received a written request in accordance with Section 2.06 of this Agreement.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 11.02) at or prior to 3:00 p.m., Chicago, Illinois time, on November 4, 2005 (and, in the event such conditions are not so satisfied or waived, the Aggregate Revolving Commitment shall terminate at such time).

Section 5.02.        Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)                The representations and warranties of each Credit Party set forth in this Agreement shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(b)               At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c)                At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Borrowing Base Deficiency exists or would be caused thereby.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

Article VI

Affirmative Covenants

Until the Aggregate Revolving Commitment has expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Credit Party covenants and agrees with the Lenders that:

Section 6.01.        Financial Statements; Other Information.  The Borrower will furnish to the Administrative Agent and each Lender:

(a)                within 90 days after the end of each fiscal year of the Borrower, the audited consolidated and unaudited consolidating balance sheet and related statements of operations, stockholders' equity and cash flows of the Borrower and its Consolidated Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants reasonably acceptable to Administrative Agent (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated and consolidating financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied;

(b)               within 45 days after the end of each fiscal quarter of the Borrower (other than the fiscal quarter ending June 30, 2005, but on or before November 30, 2005 with respect to such fiscal quarter), the consolidated and consolidating balance sheet and related statements of operations, stockholders' equity and cash flows of the Borrower and its Consolidated Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)                concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate in a form reasonably acceptable to Administrative Agent signed by a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 7.11;

(d)               concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e)                promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Restricted Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(f)                 for each Sponsored Partnership, upon the request of the Administrative Agent, promptly after the sending or filing thereof, copies of all tax returns which such Sponsored Partnership sends to or files with the Internal Revenue Service, and (B) for each Sponsored Partnership, upon the request of the Administrative Agent, as soon as available and in any event within 120 days after the end of each fiscal year of such Partnership, the audited consolidated balance sheet and related statements of operations, partners' equity and cash flows of such Sponsored Partnership as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG Peat Marwick LLP or other independent public accountants reasonably acceptable to the Administrative Agent (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of such Sponsored Partnership on a consolidated basis in accordance with GAAP consistently applied;

(g)                if requested by the Administrative Agent for such fiscal quarter, as soon as possible and in any event within 30 days of the end of each fiscal quarter of the Borrower, a schedule of all cash receipts and other payments received by any Credit Party with respect to any Direct Interests and by any Sponsored Partnership with respect to any Attributed Interests and as soon as possible and in any event within 45 days after the end of each fiscal quarter of the Borrower, a schedule of all oil, gas, and other mineral production attributable to the Direct Interests of each Credit Party and the Attributed Interests of each Sponsored Partnership;

(h)                as soon as possible and in any event within 15 days after the execution thereof, copies of (i) any amendment to any Material Sales Contract to which the Borrower or any Restricted Subsidiary is a party, and (ii) any Material Sales Contract executed and delivered after the date hereof to which the Borrower or any Restricted Subsidiary is a party;

(i)                  concurrently with any delivery of financial statements under clause (a) above, a certificate of good standing (or the equivalent) for each Credit Party that has pledged collateral in support of the Obligations from the appropriate governmental officer in its jurisdiction of incorporation or organization;

(j)                 as soon as available, and in any event no later than April 1 and October 1 of each year, the Reserve Reports required on such dates pursuant to Section 3.01;

(k)               together with the Reserve Reports required under clause (j) above, a report, in reasonable detail, setting forth (i) the Swap Agreements then in effect, the notional volumes of and prices for, on a monthly basis and in the aggregate, the Crude Oil and Natural Gas for each such Swap Agreement and the term of each such Swap Agreement and (ii) a list of all Sponsored Partnerships and the Partnership Interests owned by each Credit Party in each Sponsored Partnership;

(l)                  if requested by the Administrative Agent, as soon as possible and in any event within 30 days of such request, copies of the Organizational Documents of any one or more of the Sponsored Partnerships as specified by the Administrative Agent in such request; and

(m)              promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Credit Party, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Section 6.02.        Notices of Material Events.  The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)                as soon as possible, but in any event within 5 days of obtaining knowledge thereof, the occurrence of any Default;

(b)               as soon as possible, but in any event within 30 days after the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Credit Party or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)                as soon as possible, but in any event within 30 days after the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Restricted Subsidiaries in an aggregate amount exceeding $1,000,000;

(d)               as soon as possible, but in any event within 30 days after any notice or claim to the effect that any Credit Party is or may be liable to any Person as a result of the release by any Credit Party, or any other Person of any Hazardous Material into the environment, which could reasonably be expected to have a Material Adverse Effect;

(e)                as soon as possible, but in any event within 30 days after any notice alleging any violation of any Environmental Law by any Credit Party, which could reasonably be expected to have a Material Adverse Effect;

(f)                 as soon as possible, but in any event within 30 days after the occurrence of any breach or default under, or repudiation or termination of, any Material Sales Contract, which could reasonably be expected to have a Material Adverse Effect;

(g)                as soon as possible, but in any event within 30 days after the receipt by the Borrower or any Restricted Subsidiary of any management letter or comparable analysis prepared by the auditors for the Borrower or any such Restricted Subsidiary; and

(h)                as soon as possible, but in any event within 30 days after any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 6.03.        Existence; Conduct of Business.  The Borrower will, and will cause each Restricted Subsidiary and each Sponsored Partnership to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.03 or any sale, conveyance or other transfer permitted under Section 7.07 and Section 7.12, nor shall the Borrower, any Restricted Subsidiary or any Sponsored Partnership be required to preserve any right or franchise unrelated to the Borrowing Base Properties if the Borrower, such Restricted Subsidiary or such Sponsored Partnership determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not adverse in any material respect to the Administrative Agent or any Lender.

Section 6.04.        Payment of Obligations.  The Borrower will, and will cause each Restricted Subsidiary and each Sponsored Partnership to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower, such Restricted Subsidiary or such Sponsored Partnership, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 6.05.        Maintenance of Properties; Insurance.  The Borrower will, and will cause each Restricted Subsidiary and each Sponsored Partnership and use commercially reasonable efforts to cause each operator of Borrowing Base Properties to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.  Upon request of the Administrative Agent, the Borrower will furnish or cause to be furnished to the Administrative Agent from time to time a summary of the respective insurance coverage of the Borrower, its Restricted Subsidiaries and the Sponsored Partnerships in form and substance reasonably satisfactory to the Administrative Agent, and, if requested, will furnish the Administrative Agent copies of the applicable policies.  Upon demand by Administrative Agent, the Borrower will cause any insurance policies covering any such property to be endorsed (a) to provide that such policies may not be cancelled, reduced or affected in any manner for any reason without fifteen (15) days prior notice to Administrative Agent, and (b) to provide for such other matters as the Lenders may reasonably require.

Section 6.06.        Books and Records; Inspection Rights.  The Borrower will, and will cause each Restricted Subsidiary and each Sponsored Partnership to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each Restricted Subsidiary and each Sponsored Partnership to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that so long as no Default exists, such visits and inspections shall not be more frequent than once in any period of 12 consecutive calendar months without the prior consent or request of the Borrower.

Section 6.07.        Compliance with Laws.  The Borrower will, and will cause each Restricted Subsidiary and each Sponsored Partnership to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 6.08.        Use of Proceeds and Letters of Credit.  The proceeds of the Loans will be used only to (a) pay the fees, expenses and transaction costs of the Transactions and (b) finance the working capital needs of the Borrower, including capital expenditures, and for general corporate purposes of the Borrower and the Guarantors, in the ordinary course of business, including the exploration, acquisition and development of Oil and Gas Interests.  No part of the proceeds of any Loan will be used, whether directly or indirectly, to purchase or carry any margin stock (as defined in Regulation U issued by the Federal Reserve Board).  Letters of Credit will be issued only to support general corporate purposes of the Borrower and the Restricted Subsidiaries.

Section 6.09.        Security.  Each Borrower will, and will cause each Guarantor to, execute and deliver to the Administrative Agent, for the benefit of the Secured Parties, (a) Mortgages in form and substance acceptable to the Administrative Agent together with such other assignments, conveyances, amendments, agreements and other writings, including, without limitation, UCC-1 financing statements (each duly authorized and executed, as applicable) as the Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect Liens in Direct Interests having an Engineered Value equal to or greater than the Minimum Mortgaged Value and (b) Security Agreements in form and substance acceptable to the Administrative Agent together with such other assignments, conveyances, amendments, agreements and other writings, including, without limitation, UCC-1 financing statements (each duly authorized and executed, as applicable) and control agreements as the Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect Liens in the Partnership Interests and certain other personal property of such Credit Party subject only to Permitted Encumbrances and other Liens permitted under Section 7.02.  Administrative Agent and each Lender hereby acknowledges that, as of the Effective Date, the Borrower is in compliance with Section 6.09; provided that within thirty (30) days after the Effective Date the Borrower will, and will cause each Guarantor to, execute and deliver to the Administrative Agent amendments of, or amendments and restatements of, the mortgages in effect as of the Effective Date to the extent requested by, and in form and substance satisfactory to, the Administrative Agent and (ii) based on the Reserve Report used to determine the Borrowing Base as of the Effective Date, Borrower will continue to be in compliance with this Section 6.09 so long as the Aggregate Revolving Commitment does not exceed $100,000,000 as demonstrated by the calculations set forth on Schedule 6.09 and subject to any changes in Engineered Value as a result of Reserve Reports delivered after the Effective Date.

Section 6.10.        Title Data.  The Borrower will, and will cause each Guarantor to, deliver to the Administrative Agent such opinions of counsel (including, if so requested, title opinions, addressed to the Administrative Agent) and other evidence of title as the Administrative Agent shall deem necessary or appropriate to verify (i) such Credit Party's title to not less than forty percent (40%) of the Minimum Mortgaged Value and (ii) the validity, perfection and priority of the Liens created by such Mortgages and such other matters regarding such Mortgages as Administrative Agent shall reasonably request.  Administrative Agent and each Lender acknowledges that (a) as of the Effective Date, the Borrower is in compliance with Section 6.10 and (b) based on the Reserve Report used to determine the Borrowing Base as of the Effective Date, Borrower will continue to be in compliance with this Section 6.10 so long as the Aggregate Revolving Commitment does not exceed $100,000,000 as demonstrated by the calculations set forth on Schedule 6.09 and subject to any changes in Engineered Value as a result of Reserve Reports delivered after the Effective Date.

Section 6.11.        Swap Agreements.  Borrower and each Restricted Subsidiary will take all actions necessary to cause all of its right, title and interest in each Swap Agreement to which it is a party to be collaterally assigned to the Administrative Agent, for the benefit of the Secured Parties, and shall, if requested by the Administrative Agent or the Required Lenders, use its commercially reasonable efforts to cause each such agreement or contract to (a) expressly permit such assignment and (b) upon the occurrence of any default or event of default under such agreement or contract, (i) to permit the Lenders to cure such default or event of default and assume the obligations of such Credit Party under such agreement or contract and (ii) to prohibit the termination of such agreement or contract by the counterparty thereto if the Lenders assume the obligations of such Credit Party under such agreement or contract and the Lenders take the actions required under the foregoing clause (i).  Upon the request of the Administrative Agent, the Borrower shall, within thirty (30) days of such request, provide to the Administrative Agent and each Lender copies of all agreements, documents and instruments evidencing the Swap Agreements not previously delivered to the Administrative Agent and Lenders, certified as true and correct by a Financial Officer of the Borrower, and such other information regarding such Swap Agreements as the Administrative Agent and Lenders may reasonably request.

Section 6.12.        Operation of Oil and Gas Interests.

(a)                Each Borrower will, and will cause each Restricted Subsidiary (and each Sponsored Partnership with respect to Attributed Interests) to, maintain, develop and operate its Oil and Gas Interests in a good and workmanlike manner, and observe and comply with all of the terms and provisions, express or implied, of all oil and gas leases relating to such Oil and Gas Interests so long as such Oil and Gas Interests are capable of producing Hydrocarbons and accompanying elements in paying quantities, except where such failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b)               Borrower will, and will cause each Restricted Subsidiary (and each Sponsored Partnership with respect to Attributed Interests) to, comply in all respects with all contracts and agreements applicable to or relating to its Oil and Gas Interests or the production and sale of Hydrocarbons and accompanying elements therefrom, except to the extent a failure to so comply could not reasonably be expected to have a Material Adverse Effect.

Section 6.13.        Restricted Subsidiaries.  In the event any Person is or becomes a Restricted Subsidiary, Borrower will (a) promptly take all action necessary to comply with Section 6.14, (b) promptly take all such action and execute and deliver, or cause to be executed and delivered, to the Administrative Agent all such opinions, documents, instruments, agreements, and certificates similar to those described in Sections 5.01(b) and 5.01(c) that the Administrative Agent may request, and (c) promptly cause such Restricted Subsidiary to (i) become a party to this Agreement and Guarantee the Obligations by executing and delivering to the Administrative Agent a Counterpart Agreement in the form of Exhibit C, (ii) grant to the Administrative Agent, for the benefit of the Lenders, a Lien on and security interest in all Direct Interests of such Restricted Subsidiary, if any, required to comply with Section 6.09 and all Partnership Interests and certain other personal property to secure the Obligations and (iii) all title opinions and other information, if any, required to comply with Section 6.10.  Upon delivery of any such Counterpart Agreement to the Administrative Agent, notice of which is hereby waived by each Credit Party, such Restricted Subsidiary shall be a Guarantor and shall be as fully a party hereto as if such Restricted Subsidiary were an original signatory hereto.  Each Credit Party expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Credit Party hereunder.  This Agreement shall be fully effective as to any Credit Party that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Credit Party hereunder.  With respect to each such Restricted Subsidiary, the Borrower shall  promptly send to the Administrative Agent written notice setting forth with respect to such Person the date on which such Person became a Restricted Subsidiary of the Borrower, and supplement the data required to be set forth in the Schedules to this Agreement as a result of the acquisition or creation of such Restricted Subsidiary; provided that such supplemental data must be reasonably acceptable to the Administrative Agent and Required Lenders.

Section 6.14.        Pledged Equity Interests.  On the date hereof and at the time hereafter that any Restricted Subsidiary of the Borrower or any Sponsored Partnership is created or acquired or any Unrestricted Subsidiary becomes a Restricted Subsidiary, the Borrower and the Subsidiaries (as applicable) shall execute and deliver to the Administrative Agent for the benefit of the Secured Parties, a Security Agreement, in form and substance acceptable to the Administrative Agent, from the Borrower and/or the Subsidiaries (as applicable) covering all Equity Interests owned by the Borrower or such Restricted Subsidiaries in such Restricted Subsidiaries or any Sponsored Partnership, together with all certificates (or other evidence acceptable to Administrative Agent) evidencing the issued and outstanding Equity Interests of each such Restricted Subsidiary or Sponsored Partnership of every class owned by such Credit Party (as applicable) which, if certificated, shall be duly endorsed or accompanied by stock powers executed in blank (as applicable), as Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect a first priority security interest in the issued and outstanding Equity Interests owned by Borrower or any Restricted Subsidiary in each Restricted Subsidiary and each Sponsored Partnership.

Article VII

Negative Covenants

Until the Aggregate Revolving Commitment has expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each Credit Party covenants and agrees with the Lenders that:

Section 7.01.        Indebtedness.  The Borrower will not, nor will it permit any of its Restricted Subsidiaries or any Sponsored Partnership to, create, incur, assume or permit to exist any Indebtedness, except:

(a)                The Obligations;

(b)               Indebtedness existing on the date hereof and set forth in Schedule 7.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c)                Indebtedness of the Borrower to any Guarantor and of any Guarantor to the Borrower or any other Guarantor; provided, that (i) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of all of the Obligations in a manner and on terms and conditions reasonably satisfactory to the Administrative Agent and (ii) all such Indebtedness is evidenced by promissory notes in form and substance reasonably satisfactory to the Administrative Agent, and such promissory notes are subject to a first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties on terms and conditions reasonably satisfactory to the Administrative Agent;

(d)               Guarantees of the Obligations;

(e)                Indebtedness of the Borrower and the Restricted Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets (including office equipment, data processing equipment and motor vehicles), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) together with the aggregate principal amount of Indebtedness permitted by clause (i) of this Section 7.01 shall not exceed $10,000,000 at any time outstanding;

(f)                 Indebtedness incurred or deposits made by the Borrower, any Restricted Subsidiary or any Sponsored Partnership (i) under worker's compensation laws, unemployment insurance laws or similar legislation, or (ii) in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Credit Party or such Sponsored Partnership is a party, (iii) to secure public or statutory obligations of such Credit Party or such Sponsored Partnership, and (iv) of cash or U.S. Government Securities made to secure the performance of statutory obligations, surety, stay, customs and appeal bonds to which such Credit Party or such Sponsored Partnerships a party in connection with the operation of the Oil and Gas Interests, in each case in the ordinary course of business;

(g)                Indebtedness of the Borrower, any Restricted Subsidiary or any Sponsored Partnership under (i) Swap Agreements to the extent permitted under Section 7.05 and (ii) Advance Payment Contracts permitted under Section 7.12;

(h)                Indebtedness of the Borrower incurred to finance the acquisition and construction of an office building for the Borrower and its Subsidiaries in Charles Point, Bridgeport, West Virginia; provided the aggregate principal amount of such Indebtedness shall not exceed $7,000,000 at any time outstanding;

(i)                  Other unsecured Indebtedness of the Credit Parties; provided that the aggregate principal amount of Indebtedness permitted by this clause (i) together with the aggregate principal amount of Indebtedness permitted by clause (e) of this Section 7.01 shall not exceed $10,000,000 at any time outstanding; and

(j)                 Other unsecured Indebtedness of the Sponsored Partnership; provided the aggregate principal amount of such Indebtedness shall not exceed $500,000 at any time outstanding.

Section 7.02.        Liens.  The Borrower will not, nor will it permit any of its Restricted Subsidiaries or any Sponsored Partnership to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)                any Lien created pursuant to this Agreement or the Security Instruments;

(b)               Permitted Encumbrances;

(c)                any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 7.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any other Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)               any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien secures Indebtedness permitted by clause (e) of Section 7.01, (ii) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any other Restricted Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(e)                Liens on fixed or capital assets (including office equipment, data processing equipment and motor vehicles) acquired, constructed or improved by the Borrower or any Restricted Subsidiary; provided that (i) such Liens, secure Indebtedness permitted by clause (e) of Section 7.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any other Restricted Subsidiaries; and

(f)                 Liens on the fixed or capital assets acquired or constructed by the Borrower that secure Indebtedness permitted by clause (h) of Section 7.01, provided that the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets.

Section 7.03.        Fundamental Changes.

(a)                The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets, or any of its Borrowing Base Properties (or permit any Sponsored Partnership to sell, transfer, lease or otherwise dispose of any Attributed Interests included in the Borrowing Base Properties) or any of the Equity Interests of any Restricted Subsidiary or any Sponsored Partnership that holds title to any Attributed Interest (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, the Borrower, any Restricted Subsidiary or any Sponsored Partnership may sell Hydrocarbons produced from its Oil and Gas Interests in the ordinary course of business and, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Restricted Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving entity, (ii) any Restricted Subsidiary may merge into any other Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary, (iii) any Restricted Subsidiary or any Sponsored Partnership may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Restricted Subsidiary, (iv) any Restricted Subsidiary or Sponsored Partnership may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower (or in the case of any Sponsored Partnership the best interest of the holders of the Equity Interests of such Sponsored Partnership) and is not materially disadvantageous to the Lenders, (v) the Borrower, any Restricted Subsidiary or any Sponsored Partnership may sell, transfer, lease or otherwise dispose of equipment and related items in the ordinary course of business, that are obsolete or no longer necessary in the business of the Borrower or any of its Subsidiaries or that is being replaced by equipment of comparable value and utility, (vi) the Borrower, any Restricted Subsidiary or any Sponsored Partnership may sell, transfer, lease or otherwise dispose of Borrowing Base Properties with a value not to exceed, in the aggregate, 10% of the Borrowing Base for the Borrower and the Restricted Subsidiaries, on a consolidated basis, between Scheduled Redeterminations and (vii) so long as no Borrowing Base Deficiency exists or would exist after giving effect to any such sale, exchange or other disposition, the Borrower, the Restricted Subsidiaries and the Sponsored Partnerships may sell, exchange or otherwise dispose of Borrowing Base Properties not otherwise permitted by the foregoing clause (vi); provided that (1) the consideration received in respect of such sale, exchange or other disposition shall be equal to or greater than the fair market value of the Oil and Gas Interests subject to such sale, exchange or other disposition (as reasonably determined in good faith by the board of directors of the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver to the Administrative Agent a certificate of its chief financial officer or president certifying to that effect) (2) at least 90% of the consideration received by the Borrower, any Restricted Subsidiary or any Sponsored Partnership in respect of any such sale, exchange or other disposition is cash, cash equivalents, Oil and Gas Interests or other assets to be used by the Borrower, any Restricted Subsidiary or such Sponsored Partnership in the oil and gas business and (3) an amount equal to that portion of the Net Cash Proceeds received from such sale, exchange or other disposition necessary to eliminate any Borrowing Base Deficiency is used to prepay the Loans in accordance with Section 2.10(b) and the remainder, if any, is used, within one year of the date of such sale, exchange or other disposition, to (x) acquire property and assets used or useful in carrying on the business of the Borrower, any Restricted Subsidiaries and such Sponsored Partnership or to improve or replace any such property or assets, or (y) in the case of any sale, exchange or other disposition of Borrowing Base Properties by any Restricted Subsidiary or any Sponsored Partnership, to make a dividend or distribution to the holders of its Equity Interests.

(b)               The Borrower will not, nor will it permit any of its Restricted Subsidiaries or any Sponsored Partnership to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Restricted Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

Section 7.04.        Investments, Loans, Advances, Guarantees and Acquisitions.  The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Restricted Subsidiary prior to such merger) any capital stock, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any Indebtedness of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a)                Permitted Investments;

(b)               investments by the Borrower in the Equity Interests of any Restricted Subsidiary or Sponsored Partnership;

(c)                investments by the Borrower or any Guarantor consisting of intercompany Indebtedness permitted under Section 7.01(c)

(d)               Guarantees constituting Indebtedness permitted by Section 7.01;

(e)                investments by the Borrower and its Restricted Subsidiaries that are (1) customary in the oil and gas business, (2) made in the ordinary course of the Borrower's or such Restricted Subsidiary's business, and (3) made in the form of, or pursuant to, oil, gas and mineral leases, operating agreements, farm-in agreements, farm-out agreements, development agreements, unitization agreements, joint bidding agreements, services contracts and other similar agreements that a reasonable and prudent oil and gas industry owner or operator would find acceptable;

(f)                 investments consisting of Swap Agreements to the extent permitted under Section 7.05;

(g)                investments existing as the date hereof and set forth on Schedule 7.04;

(h)                Investments consisting of (i) loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business and (ii) other short term loans to employees not to exceed, with respect to the foregoing clauses (i) and (ii) together, $250,000 in the aggregate at any time outstanding;

(i)                  Investments representing the non-cash portion of the consideration received for any sale, transfer, lease or other disposition of any assets permitted under Section 7.03, not to exceed $1,000,000 in the aggregate at any time outstanding; and

(j)                 other investments by the Borrower and the Restricted Subsidiaries; provided that, (1) on the date any such investment is made, the amount of such investment, together with all other investments made pursuant to this clause (j) of Section 7.04 (in each case determined based on the cost of such investment), since the Effective Date does not exceed  in the aggregate, $10,000,000, and (2) Borrowing Base Usage is less than 90% on the date of and after giving effect to such investment.

Section 7.05.        Swap Agreements.  The Borrower will not, nor will the Borrower permit any of its Restricted Subsidiaries or any Sponsored Partnership to, enter into any Swap Agreement, except Swap Agreements entered into in the ordinary course of business and not for speculative purposes to (a) hedge or mitigate Crude Oil and Natural Gas price risks to which the Borrower, any Restricted Subsidiary or any Sponsored Partnership has actual exposure (whether or not treated as a hedge for accounting purposes under GAAP; provided that such Swap Agreements (at the time each transaction under such Swap Agreement is entered into) would not cause the aggregate notional amount of Hydrocarbons under all Swap Agreements then in effect to exceed eighty (80%) of the "forecasted production from proved producing reserves" (as defined below) of the Borrower and the Restricted Subsidiaries (including the Attributed Interests) for the forthcoming four year period), and (b) effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Credit Party.  As used in this Section 7.05, "forecasted production from proved producing reserves" means the forecasted production of Crude Oil and Natural Gas as reflected in the most recent Reserve Report delivered to the Administrative Agent pursuant to Section 6.01, after giving effect to any pro forma adjustments for the consummation of any acquisitions or dispositions since the effective date of such Reserve Report. Each Credit Party and each Lender agrees and acknowledges that (i) the Existing Swap Agreements are Swap Agreements permitted under this Section 7.05, (ii) as of the Effective Date, the counterparty to such Swap Agreements is a Lender Counterparty, and (iii) the obligations of the Borrower under such Swap Agreements are included in the defined term "Obligations" and such obligations are entitled to the benefits of, and are secured by the Liens granted under, the Security Instruments. Once the Borrower or any Restricted Subsidiaries enter into a Swap Agreement, the terms and conditions of such Swap Agreement may not be amended or modified, nor may such Swap Agreement be cancelled without the prior written consent of Required Lenders.

Section 7.06.        Restricted Payments.  The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Restricted Subsidiaries in an aggregate amount not to exceed $5,000,000 in any fiscal year, (c) any Restricted Subsidiary may make Restricted Payments to the Borrower or any Guarantor, (d) so long as no Default shall have occurred and be continuing or would result from the making of such Restricted Payment, the Borrower may declare and pay dividends with respect to its Equity Interests during any fiscal year of the Borrower in an aggregate amount not to exceed 50% of its Consolidated Net Income accrued during the period from the beginning of such fiscal year to the date such dividend is declared and (e) so long as no Default shall have occurred and be continuing or would result from the making of such Restricted Payment and Borrowing Base Usage is less than 80% both before and after such Restricted Payment, the Borrower may repurchase its Equity Interests.

Section 7.07.        Transactions with Affiliates.  The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (including any Sponsored Partnership), except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Restricted Subsidiaries not involving any other Affiliate (including any Sponsored Partnership), (c) transactions described on Schedule 7.07, and (d) any Restricted Payment permitted by Section 7.06.

Section 7.08.        Restrictive Agreements.  The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any Restricted Subsidiary or to Guarantee Indebtedness of the Borrower or any Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 7.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iv) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof and (v) the foregoing shall not apply to the Organizational Documents of the Borrower or any Restricted Subsidiary as in effect on the Effective Date or any amendment or modification thereof after the Effective Date that complies with Section 7.10. Neither the Borrower nor any of  its Restricted Subsidiaries will permit any Sponsored Partnership to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Sponsored Partnership to (x) create, incur or permit to exist any Lien upon any of its Oil and Gas Interests, (y) pay dividends or other distributions with respect to any of its Equity Interests or (z) to make or repay loans or advances to the Borrower or any Restricted Subsidiary; provided that the foregoing shall not apply to the Organizational Documents of any existing Sponsored Partnership as in effect on the Effective Date or any Sponsored Partnership formed after the date hereof if the Organizational Documents of such Sponsored Partnership are substantially the same as the Organizational Documents of the Sponsored Partnerships existing on the Effective Date or any amendment or modification thereof after the Effective Date that complies with Section 7.10.

Section 7.09.        Disqualified Stock.  The Borrower will not, nor will it permit any of its Restricted Subsidiaries or any Sponsored Partnership to, issue any Disqualified Stock.

Section 7.10.        Amendments to Organizational Documents.  The Borrower will not, nor will it permit any of its Restricted Subsidiaries nor any Sponsored Partnership to, enter into or permit any modification or amendment of, or waive any material right or obligation of any Person under its Organizational Documents if the effect thereof would be materially adverse to the Administrative Agent or any Lender or violate Section 7.08.

Section 7.11.        Financial Covenants.

(a)                The Borrower will not permit the Consolidated Current Ratio as of the end of any fiscal quarter ending on or after December 31, 2005 to be less than 1.00 to 1.00.

(b)               The Borrower will not permit the ratio, determined as of the end of any fiscal quarter ending on or after December 31, 2005, of (i) Consolidated Funded Indebtedness as of the end of such fiscal quarter, to (ii) Consolidated EBITDAX for the trailing four fiscal quarter period ending on the last day of such fiscal quarter to be greater than 3.00 to 1.0.

Section 7.12.        Sale and Leaseback Transactions and other Off-Balance Sheet Liabilities.  The Borrower will not, nor will it permit any Restricted Subsidiary to, enter into or suffer to exist any (i) Sale and Leaseback Transaction or (ii) any other transaction pursuant to which it incurs or has incurred Off-Balance Sheet Liabilities, except for Swap Agreements permitted under the terms of Section 7.05 and Advance Payment Contracts; provided, that the aggregate amount of all Advance Payments received by any Credit Party that have not been satisfied by delivery of production at any time does not exceed, in the aggregate $5,000,000.

Article VIII

Guarantee of Obligations

Section 8.01.        Guarantee of Payment.  Each Guarantor unconditionally and irrevocably guarantees to the Administrative Agent for the benefit of the Lenders and the Lender Counterparties, the punctual payment of all Obligations now or which may in the future be owing by the Borrower under the Loan Documents and all Obligations which may now or which may in the future be owing by the Borrower or any other Guarantor to any Lender Counterparty under any Swap Agreement (the "Guaranteed Liabilities").  This Guarantee is a guaranty of payment and not of collection only.  The Administrative Agent shall not be required to exhaust any right or remedy or take any action against the Borrower or any other Person or any collateral.  The Guaranteed Liabilities include interest accruing after the commencement of a proceeding under bankruptcy, insolvency or similar laws of any jurisdiction at the rate or rates provided in the Loan Documents, or the Swap Agreements between any Credit Party and any Lender Counterparty, as the case may be.  Each Guarantor agrees that, as between the Guarantor and the Administrative Agent, the Guaranteed Liabilities may be declared to be due and payable for the purposes of this Guarantee notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards the Borrower or any other Guarantor and that in the event of a declaration or attempted declaration, the Guaranteed Liabilities shall immediately become due and payable by each Guarantor for the purposes of this Guarantee.

Section 8.02.        Guarantee Absolute.  Each Guarantor guarantees that the Guaranteed Liabilities shall be paid strictly in accordance with the terms of this Agreement and the Swap Agreements.  The liability of each Guarantor hereunder is absolute and unconditional irrespective of:  (a) any change in the time, manner or place of payment of, or in any other term of, all or any of the Loan Documents or the Guaranteed Liabilities, or any other amendment or waiver of or any consent to departure from any of the terms of any Loan Document or Guaranteed Liability, including any increase or decrease in the rate of interest thereon; (b) any release or amendment or waiver of, or consent to departure from, any other guaranty or support document, or any exchange, release or non‑perfection of any collateral, for all or any of the Loan Documents or Guaranteed Liabilities; (c) any present or future law, regulation or order of any jurisdiction (whether of right or in fact) or of any agency thereof purporting to reduce, amend, restructure or otherwise affect any term of any Loan Document or Guaranteed Liability; (d) without being limited by the foregoing, any lack of validity or enforceability of any Loan Document or Guaranteed Liability; and (e) any other setoff, defense or counterclaim whatsoever (in any case, whether based on contract, tort or any other theory) with respect to the Loan Documents or the transactions contemplated thereby which might constitute a legal or equitable defense available to, or discharge of, the Borrower or a Guarantor.

Section 8.03.        Guarantee Irrevocable.  This Guarantee is a continuing guaranty of the payment of all Guaranteed Liabilities now or hereafter existing under this Agreement and the Swap Agreements and shall remain in full force and effect until payment in full of all Guaranteed Liabilities and other amounts payable hereunder and until this Agreement and the Swap Agreements are no longer in effect or, if earlier, when the Guarantor has given the Administrative Agent written notice that this Guarantee has been revoked; provided that any notice under this Section shall not release the revoking Guarantor from any Guaranteed Liability, absolute or contingent, existing prior to the Administrative Agent's actual receipt of the notice at its branches or departments responsible for this Agreement and the Swap Agreements and reasonable opportunity to act upon such notice.

Section 8.04.        Reinstatement.  This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Liabilities is rescinded or must otherwise be returned by the Administrative Agent, any Lender or any Lender Counterparty on the insolvency, bankruptcy or reorganization of the Borrower, or any other Credit Party, or otherwise, all as though the payment had not been made.

Section 8.05.        Subrogation.  No Guarantor shall exercise any rights which it may acquire by way of subrogation, by any payment made under this Guarantee or otherwise, until all the Guaranteed Liabilities have been paid in full and this Agreement and the Swap Agreements are no longer in effect.  If any amount is paid to the Guarantor on account of subrogation rights under this Guarantee at any time when all the Guaranteed Liabilities have not been paid in full, the amount shall be held in trust for the benefit of the Lenders and the Lender Counterparties and shall be promptly paid to the Administrative Agent to be credited and applied to the Guaranteed Liabilities, whether matured or unmatured or absolute or contingent, in accordance with the terms of this Agreement and the Swap Agreements.  If any Guarantor makes payment to the Administrative Agent, Lenders, or any Lender Counterparties of all or any part of the Guaranteed Liabilities and all the Guaranteed Liabilities are paid in full and this Agreement and the Swap Agreements are no longer in effect, the Administrative Agent, Lenders and Lender Counterparties shall, at such Guarantor's request, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Liabilities resulting from the payment.

Section 8.06.        Subordination.  Without limiting the rights of the Administrative Agent, the Lenders and the Lender Counterparties under any other agreement, any liabilities owed by the Borrower to any Guarantor in connection with any extension of credit or financial accommodation by any Guarantor to or for the account of the Borrower, including but not limited to interest accruing at the agreed contract rate after the commencement of a bankruptcy or similar proceeding, are hereby subordinated to the Guaranteed Liabilities, and such liabilities of the Borrower to such Guarantor, if the Administrative Agent so requests, shall be collected, enforced and received by any Guarantor as trustee for the Administrative Agent and shall be paid over to the Administrative Agent on account of the Guaranteed Liabilities but without reducing or affecting in any manner the liability of the Guarantor under the other provisions of this Guarantee.

Section 8.07.        Payments Generally.  All payments by the Guarantors shall be made in the manner, at the place and in the currency (the "Payment Currency") required by the Loan Documents and the Swap Agreement, as the case may be; provided, however, that (if the Payment Currency is other than Dollars) any Guarantor may, at its option (or, if for any reason whatsoever any Guarantor is unable to effect payments in the foregoing manner, such Guarantor shall be obligated to) pay to the Administrative Agent at its principal office the equivalent amount in Dollars computed at the selling rate of the Administrative Agent or a selling rate chosen by the Administrative Agent, most recently in effect on or prior to the date the Guaranteed Liability becomes due, for cable transfers of the Payment Currency to the place where the Guaranteed Liability is payable.  In any case in which any Guarantor makes or is obligated to make payment in Dollars, the Guarantor shall hold the Administrative Agent, the Lenders and the Lender Counterparties harmless from any loss incurred by the Administrative Agent, any Lender or any Lender Counterparty arising from any change in the value of Dollars in relation to the Payment Currency between the date the Guaranteed Liability becomes due and the date the Administrative Agent, such Lender or such Lender Counterparty is actually able, following the conversion of the Dollars paid by such Guarantor into the Payment Currency and remittance of such Payment Currency to the place where such Guaranteed Liability is payable, to apply such Payment Currency to such Guaranteed Liability.

Section 8.08.        Setoff.  Each Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker's lien or counterclaim the Administrative Agent, any Lender or any Lender Counterparty may otherwise have, the Administrative Agent, such Lender or such Lender Counterparty shall be entitled, at its option, to offset balances (general or special, time or demand, provisional or final) held by it for the account of any Guarantor at any office of the Administrative Agent, such Lender or such Lender Counterparty, in Dollars or in any other currency, against any amount payable by such Guarantor under this Guarantee which is not paid when due (regardless of whether such balances are then due to such Guarantor), in which case it shall promptly notify such Guarantor thereof; provided that the failure of the Administrative Agent, such Lender, or such Lender Counterparty to give such notice shall not affect the validity thereof.

Section 8.09.        Formalities.  Each Guarantor waives presentment, notice of dishonor, protest, notice of acceptance of this Guarantee or incurrence of any Guaranteed Liability and any other formality with respect to any of the Guaranteed Liabilities or this Guarantee.

Section 8.10.        Limitations on Guarantee.  The provisions of the Guarantee under this Article VIII are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guarantee would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such  Guarantor's liability under this Guarantee, then, notwithstanding any other provision of this Guarantee to the contrary, the amount of such liability shall, without any further action by the Guarantors, the Administrative Agent, any Lender or any Lender Counterparty, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor's "Maximum Liability"). This Section 8.10 with respect to the Maximum Liability of the Guarantors is intended solely to preserve the rights of the Administrative Agent, Lenders and Lender Counterparties hereunder to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other Person shall have any right or claim under this Section 8.10 with respect to the Maximum Liability, except to the extent necessary so that none of  the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law.

Article IX

Events of Default

If any of the following events ("Events of Default") shall occur:

(a)                the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)               the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c)                any representation or warranty made or deemed made by or on behalf of the Borrower, any Restricted Subsidiary or any Sponsored Partnership in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder or in any Loan Document furnished pursuant to or in connection with this Agreement or any amendment or modification thereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made (except for any changes reflected in any restated financial statements for prior periods that comply with the conditions set forth in the Waiver Letter) and such materiality is continuing;

(d)               the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 6.01, Section 6.02, Section 6.03 (with respect to the Borrower, any Restricted Subsidiary's or any Sponsored Partnership's existence), Section 6.05 (with respect to insurance), Section 6.08, or in Article VII;

(e)                the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any Loan Document, and such failure shall continue unremedied for a period of 30 days after receipt of written notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f)                 the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and such failure shall continue beyond the applicable grace period, if any.

(g)                any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness and (ii) Indebtedness that becomes due as a result of a change in law, tax regulation or accounting treatment so long as such Indebtedness is paid when due;

(h)                an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower, any Restricted Subsidiary or any Sponsored Partnership or its debts, or of a substantial part of its assets, under any  Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any Restricted Subsidiary or any Sponsored Partnership or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)                  the Borrower, any Restricted Subsidiary or any Sponsored Partnership shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any Restricted Subsidiary or any Sponsored Partnership or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)                 the Borrower or any Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)               one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against the Borrower, any Restricted Subsidiary or any Sponsored Partnership or any combination thereof and either the same shall remain undischarged or unsatisfied for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary or any Sponsored Partnership to enforce any such judgment;

(l)                  an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)              the delivery by any Guarantor to the Administrative Agent of written notice that a Guarantee under Article VIII has been revoked; or

(n)                a Change of Control shall occur;

then, and in every such event (other than an event with respect to the Borrower, any Restricted Subsidiary or any Sponsored Partnership described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Aggregate Revolving Commitment, and thereupon the Aggregate Revolving Commitment shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become  due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Aggregate Revolving Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Article X

The Administrative Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Credit Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time upon 15 Business Days prior written notice to the Lenders, the Issuing Bank and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), to appoint a successor; provided that no consent of the Borrower shall be required if any Event of Default has occurred and is continuing.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in Chicago, Illinois or New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 11.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Article XI

Miscellaneous

Section 11.01.    Notices.

(a)                Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)                  if to the Borrower, to Petroleum Development Corporation, 103 E. Main Street, P.O. Box 26, Bridgeport, West Virginia 26330, Attention:  Joseph Giampetroni, Telecopy No. (304) 842-0913;

(ii)                if to the Administrative Agent or Issuing Bank, to JPMorgan Chase Bank, N.A., Mail Code IL1‑0634, 21 South Clark Street, Chicago, Illinois, 60670-0634, Telecopy No.: (312) 385-7108, Attention: Medy R. Hernandez, with a copy to JPMorgan Chase Bank, N.A., 600 Travis, 20th Floor, Houston, Texas 77002, Telecopy No. (713) 216-7770, Attention:  Charles Kingswell-Smith;

(iii)               if to the Syndication Agent, to it at its address (or telecopy number) set forth on Schedule 2.01; and

(iv)              if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)               Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)                Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 11.02.    Waivers; Amendments.

(a)                No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)               Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Credit Parties and the Required Lenders or by the Credit Parties and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (1) increase the Borrowing Base without the written consent of each Lender, (2) increase the Applicable Percentage of any Lender or the Aggregate Revolving Commitment above the amount set forth in clause (i) of the definition thereof without the written consent of such Lender, (3) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (4) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any of the Aggregate Revolving Commitment, without the written consent of each Lender affected thereby, (5) change Section 2.18(b) or Section 2.18(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (6) release any Credit Party from its obligations under the Loan Documents or, except in connection with any sales, transfers, leases or other dispositions permitted in Section 7.03, release any of the Collateral without the written consent of each Lender, or (7) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be.

Section 11.03.    Expenses; Indemnity; Damage Waiver.

(a)                The Borrower shall pay (i) all reasonable out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of‑pocket expenses incurred during  any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)               THE CREDIT PARTIES SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, THE ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN "INDEMNITEE") AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS OR ANY OTHER TRANSACTIONS CONTEMPLATED HEREBY, (II) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY RESTRICTED SUBSIDIARY, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY RESTRICTED SUBSIDIARY, OR (IV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR FROM A CLAIM BROUGHT BY A CREDIT PARTY AGAINST SUCH INDEMNITEE FOR BREACH IN BAD FAITH OF SUCH INDEMNITEE'S OBLIGATIONS UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS.  FOR THE AVOIDANCE OF DOUBT, WITH RESPECT TO THE FOREGOING PROVISO "ANY INDEMNITEE" MEANS ONLY THE INDEMNITEE OR INDEMNITEES, AS THE CASE MAY BE, THAT ARE DETERMINED BY SUCH COURT TO HAVE BEEN GROSSLY NEGLIGENT OR TO HAVE ENGAGED IN WILLFUL MISCONDUCT OR BREACHED THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN BAD FAITH AND NOT ANY OTHER INDEMNITEE.

(c)                To the extent that any Credit Party fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender's Applicable Percentage of such unpaid amount with respect to amounts to be paid to the Issuing Bank and such Lender's Applicable Percentage of such unpaid amount with respect to amounts to be paid to the Administrative Agent (in each case, determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.

(d)               To the extent permitted by applicable law, the Credit Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)                All amounts due under this Section shall be payable not later than 10 days after written demand therefor.

Section 11.04.    Successors and Assigns.

(a)                The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by such Credit Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)

(i)                  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)              the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, a Federal Reserve Bank, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and
(B)              the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Revolving Commitment to an assignee that is a Lender with a Revolving Commitment immediately prior to giving effect to such assignment;
(C)              the Issuing Bank.

(ii)                Assignments shall be subject to the following additional conditions:

(A)              except in the case of an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or an assignment of the entire remaining amount of the assigning Lender's Revolving Commitment or Loans, the amount of the Revolving Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
(B)              each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations in respect of such Lender's Revolving Commitment and such Lender's Loans under this Agreement;
(C)              the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
(D)              the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 11.04(b), the term "Approved Fund" has the following meaning:

"Approved Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)               Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.15, Section 2.16, Section 2.17 and Section 11.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section except that any attempted assignment or transfer by any Lender that does not comply with clause (C) of Section 11.04(b)(ii) shall be null and void.

(iv)              The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitment and Applicable Percentage of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register").  The entries in the Register shall be conclusive, and the Credit Parties, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Credit Parties, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)                Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.06(d) or Section 2.06(e), Section 2.07, Section 2.18(d) or Section 11.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)

(i)                  Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.15, Section 2.16 and Section 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii)                A Participant shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the prior written consent of the Borrower.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(d)               Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 11.05.    Survival.  All covenants, agreements, representations and warranties made by the Credit Parties herein and in the certificates or other instruments  delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Aggregate Revolving Commitment has not expired or terminated.  The provisions of Section 2.15, Section 2.16, Section 2.17 and Section 11.03 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Aggregate Revolving Commitment or the termination of this Agreement or any provision hereof.

Section 11.06.    Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including that certain Commitment Letter dated August 15, 2005 (other than the provisions thereof that remain in full force and effect regardless of the execution and delivery of this Agreement).  THIS WRITTEN CREDIT AND GUARANTY AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.  Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.07.    Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 11.08.    Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of any Credit Party now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section and Section 8.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 11.09.    GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a)                THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF ILLINOIS WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

(b)               EACH CREDIT PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH ILLINOIS STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                EACH CREDIT PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)               EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN Section 11.01.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 11.10.    WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.11.    Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 11.12.    Confidentiality.  Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority having jurisdiction over any Lender, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii)  any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Credit Parties and their obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than a Credit Party.  For the purposes of this Section, "Information" means all information received from any Credit Party relating to any Credit Party or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by any Credit Party; provided that, in the case of information received from any Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 11.13.    Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.  In the event that, notwithstanding Section 11.09, applicable law is the law of the State of Texas and such applicable law provides for an interest ceiling under Chapter 303 of the Texas Finance Code (the "Texas Finance Code") as amended, for each day, the ceiling shall be the "weekly ceiling" as defined in the Texas Finance Code and shall be used in this Note  and the other Loan Documents for calculating the Maximum Rate and for all other purposes.  Chapter 346 of the Texas Finance Code (which regulates certain revolving credit accounts (formerly Tex. Rev. Civ. Stat. Ann. Art. 5069, Ch. 15)) shall not apply to this Agreement or to any Loan, nor shall this Agreement or any Loan be governed by or be subject to the provisions of such Chapter 346 in any manner whatsoever.

Section 11.14.    USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act") hereby notifies each Credit Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Act.

Section 11.15.    Original Credit Agreement.  Upon the Effective Date, this Agreement shall supersede and replace in its entirety the Original Credit Agreement; provided, however, that (i) all loans, letters of credit, and other indebtedness, obligations and liabilities outstanding under the Original Credit Agreement on such date shall continue to constitute Loans, Letters of Credit and other indebtedness, obligations and liabilities under this Agreement, (ii) the execution and delivery of this Agreement or any of the Loan Documents hereunder shall not constitute a novation, refinancing or any other fundamental change in the relationship among the parties and (iii) the Loans, Letters of Credit, and other indebtedness, obligations and liabilities outstanding hereunder, to the extent outstanding under the Original Credit Agreement immediately prior to the date hereof, shall constitute the same loans, letters of credit, and other indebtedness, obligations and liabilities as were outstanding under the Original Credit Agreement.

Section 11.16.     Reaffirmation and Grant of Security Interest.  Each Credit Party hereby (i) confirms that each Security Document  (as defined in the Original Credit Agreement) and each Security Instrument to which it is a party or is otherwise bound and all collateral encumbered thereby (the "Collateral") will continue to guarantee or secure, as the case may be, to the fullest extent possible in accordance with the Loan Documents, the payment and performance of all Obligations and Guaranteed Liabilities under this Agreement and the Secured Obligations (as such term is defined in the Security Agreements) under the Security Agreements, as the case may be, including without limitation the payment and performance of all such Obligations and Guaranteed Liabilities under this Agreement and the Secured Obligations under the Security Agreement, and (ii) grants to the Administrative Agent for the benefit of the Secured Parties a continuing Lien on and security interest in and to such Credit Party's right, title and interest in, to and under all Collateral as collateral security for the prompt payment and performance in full when due of the Obligations and Guaranteed Liabilities under this Agreement and the Secured Obligations under the Security Agreements (whether at stated maturity, by acceleration or otherwise) in accordance with the terms thereof.  With respect to the other Loan Documents, (a) the defined term "Bank One" shall be deemed to mean JPMorgan Chase Bank, N.A. (successor by merger to Bank One, N.A. (Illinois)) and its successors and assigns. (b) the defined term "Agent" shall be deemed to mean JPMorgan Chase Bank, N.A. (successor by merger to Bank One, N.A. (Illinois)) and its successors and assigns, in its capacity as Administrative Agent and (c) the defined term "Rate Management Obligations" shall be deemed to mean indebtedness liabilities and obligations of any Credit Party with respect to transactions under Swap Agreements between such Credit Party and any Lender Counterparty that are included in the defined term "Obligations" under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

PETROLEUM DEVELOPMENT CORPORATION

By:

            Name:  Darwin L. Stump

Title:    Chief Financial Officer and Treasurer

GUARANTOR:

RILEY NATURAL GAS COMPANY

By:

            Name:  Thomas E. Riley

Title:    President

JPMORGAN CHASE BANK, N.A. (successor by merger to Bank One, N.A. (Illionis)), individually and as Administrative Agent,

By:

        Name:  Jo Linda Papadakis

            Title:    Vice President

BNP PARIBAS,

        individually and as Syndication Agent

By:

        Name:  Douglas R. Liftman

            Title:    Managing Director

By:

        Name:  Betsy Jocher

            Title:    Vice President

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

                        This Assignment and Assumption (the "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee").  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below  (as amended, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

                        For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the "Assigned Interest").  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.         Assignor:                      ______________________________

2.         Assignee:                      ______________________________

                                                [and is an Affiliate/Approved Fund of [identify Lender]]

3.         Borrower(s):                 ______________________________

4.         Administrative Agent:  JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.         Credit Agreement:        Amended and Restated Credit Agreement dated as of November 4, 2005 among Petroleum Development Corporation, as Borrower, Certain Subsidiaries of Borrower, as Guarantors, the Lenders parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent

6.         Assigned Interest:

Facility Assigned	Aggregate Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Applicable Percentage of Commitment/Loans
Revolving Commitment	$	$	%
	$	$	%
	$	$	%

Effective Date:   _____________ ___, 20___

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:

        Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:

        Title:

[Consented to and] Accepted:

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

By:

            Title:

[Consented to:]

PETROLEUM DEVELOPMENT CORPORATION

By:

Title

ANNEX 1

Amended and Restated Credit Agreement dated as of November 4, 2005 among Petroleum Development Corporation, as Borrower, Certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and BNP Paribas, as Syndication Agent.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

                        1.  Representations and Warranties.

                        1.1   Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any Subsidiary or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any Subsidiary or Affiliates or any other Person of any of their respective obligations under any Loan Document.

                        1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

                        2.   Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

                        3.  General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Illinois.

                                                                                                                              EXHIBIT B

OPINION OF COUNSEL FOR THE BORROWER

                                                                                                                        [Effective Date]

To the Lenders and the Administrative

 Agent Referred to Below

c/o JPMorgan Chase Bank, N.A., as

 Administrative Agent

Dear Sirs:

                        We have acted as counsel for Petroleum Development Corporation, a Nevada corporation (the "Borrower"), and Riley Natural Gas Company, a West Virginia corporation ("Guarantor" and together with Borrower, "Credit Parties" and each individually a "Credit Party") in connection with the Amended and Restated Credit Agreement dated as of November 4, 2005 (the "Credit Agreement"), among the Borrower, Certain Subsidiaries of Borrower, as Guarantors, the banks and other financial institutions identified therein as Lenders, JPMorgan Chase Bank, N.A., as Administrative Agent and BNP Paribas, as Syndication Agent.

This opinion is furnished to you pursuant to Section 5.01(b) of the Credit Agreement.  Capitalized terms used herein which are not defined herein shall have the meanings assigned to them by or pursuant to the Credit Agreement.

In the course of our representation as counsel to the Borrower and the Guarantor in connection with the Loan Documents, we have examined originals or copies, certified or otherwise identified to our satisfaction as being true copies, of the following:

an executed counterpart of the Credit Agreement;
the Security Agreements; and

(iii)       the Mortgages;

            The Credit Agreement, the Security Agreements, and the Mortgages are hereinafter referred to collectively as the "Primary Loan Documents."  In rendering the opinions set forth herein, we have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.

                        Upon the basis of the foregoing, we are of the opinion that:

                        1.  The Borrower is a corporation duly organized, validly existing and in good standing under the laws of Nevada.  The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of West Virginia.  Each Credit Party has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

                        2.  The Transactions are within each Credit Party's corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action.  The Credit Agreement has been duly executed and delivered by each Credit Party a party thereto.  In the event that, notwithstanding Section 11.09 of the Credit Agreement, the Credit Agreement and the Security Agreements are governed by the laws of the State of West Virginia rather than the laws of the State of Illinois, such Primary Loan Documents constitute a legal, valid and binding obligation of each Credit Party a party thereto, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

                        3.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, including, without limitation, the filing of the instruments evidencing the Liens securing the Obligations, (b) will not violate any applicable law or regulation or the charter, by-laws or other Organizational Documents of the Borrower or any of its Restricted Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Restricted Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Restricted Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Restricted Subsidiaries except the Liens securing the Obligations.

                        4.  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to our knowledge, threatened against or affecting the Borrower or any of its Restricted Subsidiaries (a) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (other than the Disclosed Matters) or (b) that involve the Credit Agreement or the Transactions.

                        5.  Neither the Borrower nor any of its Restricted Subsidiaries is an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940.

                        6.  The Mortgages, the acknowledgments thereto, and the description of the Mortgaged Property (as such term is in defined therein) situated in the State of West Virginia, (the "State") satisfy all applicable Governmental Requirements of the State and are legally sufficient descriptions under the laws of the State.

                        7.  The Mortgages create (a) a valid mortgage lien on all real property and interests in real property described therein and (b) a perfected security interest in all tangible personal property and fixtures described therein.

                        8.  The Security Agreements create valid security interests in favor of the Agent in the Collateral (as defined in the Security Agreements), to the extent the Uniform Commercial Code of  the State of West Virginia (the "Code") is applicable thereto as security for payment of the Obligations.

                        9.  To our knowledge after due inquiry, no litigation or other action of any nature materially affecting any Credit Party is pending before any Governmental Authority or threatened against any Credit Party.  To our knowledge after due inquiry, no unusual or unduly burdensome restriction, restraint, or hazard exists by contract, applicable law, or otherwise relative to the business or operations of any Credit Party other than such as relate generally to Persons engaged in business activities similar to those conducted by the Credit Parties.

                        10.  No authorization, consent, approval, exemption, franchise, permit or license of, or filing (other than filing of the Mortgages in appropriate filing offices) with, any Governmental Authority or any other Person is required to authorize or is otherwise required in connection with the valid execution and delivery by each Credit Party of the Loan Documents to which it is a party or any instrument contemplated thereby, or the payment or performance by any Credit Party of the Indebtedness.

                        11.  No transaction contemplated by the Loan Documents is in violation of any regulations promulgated by the Federal Reserve Board, including, without limitation, Regulation U.

                        12.    The courts of West Virginia and any federal court sitting in West Virginia and applying existing West Virginia law would enforce the choice-of-law provision contained in Section 11.09 of the Credit Agreement and the comparable provisions contained in the other Loan Documents (collectively, the "Choice-of-Law Provisions") and, accordingly, would apply the laws of the State of Illinois to the Loan Documents.  In particular, the Choice-of-Law Provisions are enforceable against the Credit Parties with respect to the determination of the maximum lawful rate of interest that may be contracted for, charged, or received pursuant to the Credit Agreement and the Notes, if any.

                        We are members of the bar of the State of West Virginia and the foregoing opinion is limited to the laws of the State of West Virginia, the General Corporation Law of the State of Nevada and the Federal laws of the United States of America.  This opinion is rendered solely to you in connection with the above matter.  This opinion may not be relied upon by you for any other purpose or relied upon by any other Person (other than your successors and assigns as Lenders and Persons that acquire participations in the Loans) without our prior written consent.

                                                                                    Very Truly Yours,

                                                                                    YOUNG MORGAN & CANN, PLLC

                                                                                    ____________________________________

                                                                                                Gregory A. Morgan

GAM/slk

                                                                                                                             EXHIBIT C

COUNTERPART AGREEMENT

This COUNTERPART AGREEMENT, dated [                   ] (this "Counterpart Agreement") is delivered pursuant to that certain Amended and Restated Credit Agreement, dated as of  November 4, 2005 (as it may be amended, supplemented or otherwise modified, the "Credit Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among PETROLEUM DEVELOPMENT CORPORATION, as Borrower, CERTAIN SUBSIDIARIES OF BORROWER, as Guarantors, the LENDERS party thereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent (the "Administrative Agent"), BNP PARIBAS, as Syndication Agent.

Section 1.  Pursuant to Section 6.13 of the Credit Agreement, the undersigned hereby:

(a)        agrees that this Counterpart Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the undersigned becomes a Guarantor under the Credit Agreement and agrees to be bound by all of the terms thereof;

(b)        represents and warrants that each of the representations and warranties set forth in the Credit Agreement and each other Loan Document and applicable to the undersigned is true and correct both before and after giving effect to this Counterpart Agreement, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct as of such earlier date (if applicable to the undersigned);

(c)        no event has occurred or is continuing as of the date hereof, or will result from the transactions contemplated hereby on the date hereof, that would constitute an Event of Default or a Default;

(d)        agrees to irrevocably and unconditionally guaranty the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) and in accordance with Section 8 of the Credit Agreement; and

(e)        the undersigned hereby (i) agrees that this counterpart may also be attached to the Security Agreement, (ii) agrees that the undersigned will comply with all the terms and conditions of the Security Agreement as if it were an original signatory thereto, (iii) grants to Secured Party (as such term is defined in the Security Agreement) a security interest in all of the undersigned's right, title and interest in and to all "Collateral" (as such term is defined in the Security Agreement) of the undersigned, in each case whether now or hereafter existing or in which the undersigned now has or hereafter acquires an interest and wherever the same may be located and (iv) delivers to Agent supplements to all schedules attached to the Security Agreement.  All such Collateral shall be deemed to be part of the "Collateral" and hereafter subject to each of the terms and conditions of the Security Agreement.

Section 2.  The undersigned agrees from time to time, upon request of Administrative Agent, to take such additional actions and to execute and deliver such additional documents and instruments as Administrative Agent  may request to effect the transactions contemplated by, and to carry out the intent of, this Agreement.  Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Agreement) against whom enforcement of such change, waiver, discharge or termination is sought.  Any notice or other communication herein required or permitted to be given shall be given in pursuant to Section 11.01 of the Credit Agreement, and all for purposes thereof, the notice address of the undersigned shall be the address as set forth on the signature page hereof.  In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

[NAME OF SUBSIDIARY]

By:______________________

      Name:

      Title:

Address for Notices:

______________

______________

______________

Attention:

Telecopier

with a copy to:

______________

______________

______________

Attention:

Telecopier

ACKNOWLEDGED AND ACCEPTED,

as of the date above first written:

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

By:_____________________

      Name:

      Title:

            EXHIBIT D

FORM OF INTEREST ELECTION REQUEST

Reference is made to the Amended and Restated Credit Agreement, dated as of  November 4, 2005 (as it may be amended, supplemented or otherwise modified, the "Credit Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among PETROLEUM DEVELOPMENT CORPORATION, as Borrower, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and BNP PARIBAS,  as Syndication Agent.

Pursuant to Section 2.08 of the Credit Agreement, the Borrower desires to convert or to continue the following Loans, each such conversion and/or continuation to be effective as of [mm/dd/yy]:

$[___,___,___]	Eurodollar Loans to be continued with Interest Period of ____ month(s)

$[___,___,___]	ABR Loans to be converted to Eurodollar Loans with Interest Period of ____ month(s)

$[___,___,___]	Eurodollar Loans to be converted to ABR Loans

The Borrower hereby certifies that as of the date hereof, no event has occurred and is continuing or would result from the consummation of the conversion and/or continuation contemplated hereby that would constitute a Default.

Date: [mm/dd/yy]                                             PETROLEUM DEVELOPMENT CORPORATION

By:

Title:

EXHIBIT E

REVOLVING NOTE

Chicago, Illinois                                                                                                [                    ,           ]

FOR VALUE RECEIVED, the undersigned, Petroleum Development Corporation, a Nevada corporation (herein called "Borrower"), hereby promises to pay to the order of [                          ] (herein called "Lender"), the principal sum equal to its Revolving Commitment as set forth in the Credit Agreement (as hereinafter defined), or, if greater or less, the aggregate unpaid principal amount of the Loans made by Lender to Borrower pursuant to the terms of the Credit Agreement, together with interest on the unpaid principal balance thereof as set forth in the Credit Agreement, both principal and interest payable as therein provided in lawful money of the United States of America at the offices of Administrative Agent under the Credit Agreement, Mail Code IL 1-0634, 21 South Clark Street, Chicago, Illinois 60670-0634, Attention: [          ], Facsimile:  [          ], or at such other place, as from time to time may be designated by Administrative Agent in accordance with the Credit Agreement.

This Revolving Note (herein called "Note") (a) is issued and delivered under that certain Amended and Restated Credit Agreement dated as of even date herewith among the Borrower, Certain Subsidiaries of the Borrower, as Guarantors, JPMorgan Chase Bank, N.A., as Administrative Agent, BNP Paribas, as Syndication Agent, and the lenders (including Lender) referred to therein (herein, as from time to time supplemented, amended or restated, called the "Credit Agreement"), (b) is subject to the terms and provisions of the Credit Agreement, which contains provisions for payments and prepayments hereunder and acceleration of the maturity hereof upon the happening of certain stated events, and (c) is secured by and entitled to the benefits of certain Security Instruments (as identified and defined in the Credit Agreement).  Payments on this Note shall be made and applied as provided in the Credit Agreement.  Reference is hereby made to the Credit Agreement for a description of certain rights, limitations of rights, obligations and duties of the parties hereto and for the meanings assigned to terms used and not defined herein and to the Security Instruments for a description of the nature and extent of the security thereby provided and the rights of the parties thereto.

The principal amount of this Revolving Note, together with all interest accrued hereon, shall be due and payable in full on the Maturity Date.

Notwithstanding the foregoing paragraph and all other provisions of this Note, in no event shall the interest payable hereon, whether before or after maturity, exceed the maximum amount of interest which, under applicable law, may be contracted for, charged, or received on this Note, and this Note is expressly made subject to the provisions of the Credit Agreement which more fully set out the limitations on how interest accrues hereon.  The term "applicable law" as used in this Note shall mean the laws of the State of Illinois or the laws of the United States, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.  In the event that notwithstanding the foregoing, applicable law is the law of the State of Texas and such applicable law provides for an interest ceiling under Chapter 303 of the Texas Finance Code (the "Texas Finance Code") as amended, for each day, the ceiling shall be the "weekly ceiling" as defined in the Texas Finance Code and shall be used in this Note and the other Loan Documents for calculating the Maximum Rate and for all other purposes.

If this Note is placed in the hands of an attorney for collection after default, or if all or any part of the indebtedness represented hereby is proved, established or collected in any court or in any bankruptcy, receivership, debtor relief, probate or other court proceedings, Borrower and all endorsers, sureties and guarantors of this Note jointly and severally agree to pay reasonable attorneys' fees and collection costs to the holder hereof in addition to the principal and interest payable hereunder.

Borrower and all endorsers, sureties and guarantors of this Note hereby severally waive demand, presentment, notice of demand and of dishonor and nonpayment of this Note, protest, notice of protest, notice of intention to accelerate the maturity of this Note, declaration or notice of acceleration of the maturity of this Note, diligence in collecting, the bringing of any suit against any party and any notice of or defense on account of any extensions, renewals, partial payments or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity.

This Note and the rights and duties of the parties hereto shall be governed by the laws of the State of Illinois (without regard to principles of conflicts of law), except to the extent the same are governed by applicable federal law.

PETROLEUM DEVELOPMENT CORPORATION

By:

Name:

Title:

SCHEDULE 2.01

Applicable Percentages And Initial Revolving Commitments

Lender	Title	Applicable Percentage	Initial Revolving Commitment
JPMorgan Chase Bank , N.A. Mail Code IL1-0010 10 South Dearborn, Floor 19 Chicago, Illinois 60603-2003 Attention: Medy R. Hernandez Telephone: (312) 385-7037 Facsimile: (312) 385-7108 medy.hernandez@jpmchase.com With a copy to: JPMorgan Chase Bank, N.A. 600 Travis Street 20th Floor Houston, TX 77002 Attention: Charles Kingswell-Smith Telephone: (713) 216-7720 Facsimile: (713) 216-7770 c.kingswell-smith@chase.com	Administrative Agent	50.00000%	$40,000,000
BNP Paribas 1200 Smith Street, Suite 3100 Houston, TX 77002 Attention: Douglas R. Liftman Telephone: (713)982-1154 Facsimile: (713) 659-6915 doug.liftman@americas.bnpparibas.com	Syndication Agent	50.00000%	$40,000,000
TOTAL		100.00000%	$80,000,000

SCHEDULE 4.06

DISCLOSED MATTERS

SCHEDULE 4.13

CAPITALIZATION

Borrower: Petroleum Development Corporation (PDC), a Nevada corporation

Restricted Subsidiary: Riley Natural Gas Company, a West Virginia corporation with 500 shares of $1.00 par value capital stock owned 100% by PDC

PDC Ownership of Sponsored Partnerships as of October 31,2005
	GP	LP	TOTAL
NAME OF PARTNERSHIP

PENNWEST PETROLEUM GROUP 1984 LIMITED PARTNERSHIP	5.00%	35.03%	40.03%
PENNWEST PETROLEUM GROUP 1985-A LIMITED PARTNERSHIP	5.00%	60.75%	65.75%
PETROWEST GAS GROUP 1986-A LIMITED PARTNERSHIP	5.00%	69.44%	74.44%
PETROWEST GAS GROUP 1987 LIMITED PARTNERSHIP	5.00%	45.72%	50.72%
PETROWEST GAS GROUP 1987-B LIMITED PARTNERSHIP	5.00%	49.67%	54.67%
PDC 1987 LIMITED PARTNERSHIP	5.00%	45.79%	50.79%
PDC 1988 LIMITED PARTNERSHIP	5.00%	39.74%	44.74%
PDC 1988-B LIMITED PARTNERSHIP	5.00%	51.01%	56.01%
PDC 1988-C LIMITED PARTNERSHIP	5.00%	49.68%	54.68%
PDC 1989-P LIMITED PARTNERSHIP	5.00%	44.63%	49.63%
PDC 1989-A LIMITED PARTNERSHIP	20.00%	49.17%	69.17%
PDC 1989-B LIMITED PARTNERSHIP	20.00%	41.51%	61.51%
PDC 1990-A LIMITED PARTNERSHIP	20.00%	51.56%	71.56%
PDC 1990-B LIMITED PARTNERSHIP	20.00%	45.56%	65.56%
PDC 1990-C LIMITED PARTNERSHIP	20.00%	47.50%	67.50%
PDC 1990-D LIMITED PARTNERSHIP	20.00%	33.52%	53.52%
PDC 1991-A LIMITED PARTNERSHIP	20.00%	34.92%	54.92%
PDC 1991-B LIMITED PARTNERSHIP	20.00%	29.98%	49.98%
PDC 1991-C LIMITED PARTNERSHIP	20.00%	30.21%	50.21%
PDC 1991-D LIMITED PARTNERSHIP	20.00%	27.11%	47.11%
PDC 1992-A LIMITED PARTNERSHIP	20.00%	27.37%	47.37%
PDC 1992-B LIMITED PARTNERSHIP	20.00%	26.73%	46.73%
PDC 1992-C LIMITED PARTNERSHIP	20.00%	28.84%	48.84%
PDC 1993-A LIMITED PARTNERSHIP	18.00%	25.41%	43.41%
PDC 1993-B LIMITED PARTNERSHIP	18.00%	14.35%	32.35%
PDC 1993-C LIMITED PARTNERSHIP	18.00%	12.29%	30.29%
PDC 1993-D LIMITED PARTNERSHIP	18.00%	16.29%	34.29%
PDC 1993-E LIMITED PARTNERSHIP	18.00%	11.29%	29.29%
PDC 1994-A LIMITED PARTNERSHIP	20.00%	24.57%	44.57%
PDC 1994-B LIMITED PARTNERSHIP	20.00%	10.67%	30.67%
PDC 1994-C LIMITED PARTNERSHIP	20.00%	9.51%	29.51%
PDC 1994-D LIMITED PARTNERSHIP	20.00%	16.10%	36.10%
PDC 1995-A LIMITED PARTNERSHIP	20.00%	6.80%	26.80%
PDC 1995-B LIMITED PARTNERSHIP	20.00%	11.14%	31.14%
PDC 1995-C LIMITED PARTNERSHIP	20.00%	5.60%	25.60%
PDC 1995-D LIMITED PARTNERSHIP	20.00%	9.45%	29.45%
PDC 1996-A LIMITED PARTNERSHIP	20.00%	1.63%	21.63%
PDC 1996-B LIMITED PARTNERSHIP	20.00%	3.63%	23.63%
PDC 1996-C LIMITED PARTNERSHIP	20.00%	6.97%	26.97%
PDC 1996-D LIMITED PARTNERSHIP	20.00%	3.37%	23.37%
PDC 1997-A LIMITED PARTNERSHIP	20.00%	1.20%	21.20%
PDC 1997-B LIMITED PARTNERSHIP	20.00%	5.49%	25.49%
PDC 1997-C LIMITED PARTNERSHIP	20.00%	7.21%	27.21%
PDC 1997-D LIMITED PARTNERSHIP	20.00%	4.72%	24.72%
PDC 1998-A LIMITED PARTNERSHIP	20.00%	3.63%	23.63%
PDC 1998-B LIMITED PARTNERSHIP	20.00%	2.36%	22.36%
PDC 1998-C LIMITED PARTNERSHIP	20.00%	1.19%	21.19%
PDC 1998-D LIMITED PARTNERSHIP	20.00%	3.75%	23.75%
PDC 1999-A LIMITED PARTNERSHIP	20.00%	2.71%	22.71%
PDC 1999-B LIMITED PARTNERSHIP	20.00%	2.56%	22.56%
PDC 1999-C LIMITED PARTNERSHIP	20.00%	1.13%	21.13%
PDC 1999-D LIMITED PARTNERSHIP	20.00%	0.80%	20.80%
PDC 2000-A LIMITED PARTNERSHIP	20.00%	0.90%	20.90%
PDC 2000-B LIMITED PARTNERSHIP	20.00%	0.40%	20.40%
PDC 2000-C LIMITED PARTNERSHIP	20.00%	0.15%	20.15%
PDC 2000-D LIMITED PARTNERSHIP	20.00%	0.80%	20.80%
PDC 2001-A LIMITED PARTNERSHIP	20.00%	0.16%	20.16%
PDC 2001-B LIMITED PARTNERSHIP	20.00%	0.79%	20.79%
PDC 2001-C LIMITED PARTNERSHIP	20.00%	1.13%	21.13%
PDC 2001-D LIMITED PARTNERSHIP	20.00%	0.23%	20.23%
PDC 2002-A LIMITED PARTNERSHIP	20.00%	0.00%	20.00%
PDC 2002-B LIMITED PARTNERSHIP	20.00%	0.18%	20.18%
PDC 2002-C LIMITED PARTNERSHIP	20.00%	0.05%	20.05%
PDC 2002-D LIMITED PARTNERSHIP	20.00%	0.02%	20.02%
PDC 2003-A LIMITED PARTNERSHIP	20.00%	0.00%	20.00%
PDC 2003-B LIMITED PARTNERSHIP	20.00%	0.00%	20.00%
PDC 2003-C LIMITED PARTNERSHIP	20.00%	0.00%	20.00%
PDC 2003-D LIMITED PARTNERSHIP	20.00%	0.00%	20.00%
PDC 2004-A LIMITED PARTNERSHIP	20.00%	0.00%	20.00%
PDC 2004-B LIMITED PARTNERSHIP	20.00%	0.00%	20.00%
PDC 2004-C LIMITED PARTNERSHIP	20.00%	0.00%	20.00%
PDC 2004-D LIMITED PARTNERSHIP	20.00%	0.14%	20.14%
PDC 2005-A LIMITED PARTNERSHIP	20.00%	0.00%	20.00%
TOTALS	1300.00%	1196.21%	2496.21%

SCHEDULE 6.09

PDC COLLATERAL ANALYSIS

(As of 10/14/05 with Bank Engineering

Effective 10/01/05)

	Total PW	PDP Only

Direct Interests	188,777	108,604
Attributed Interests	67,726	51,432
Aggregate Engineered Present Value	256,503	160,036
Current Direct Interests Mortgaged (DIM)	85,977
Current DIM with Acceptable Title Review	33,716
Current % of DIRM with Acceptable Title Review	42.14%
Requirement or Title Review as % of DIRM	40.00%
Commitment Amount (BB = 125,000)	80,000	100,000	125,000
Multiple for Required Collateral Coverage	X 1.25	X 1.25	X 1.25
Required Collateral Coverage (RCC)	100,000	125,000	156,250
Less PDP Attributed Interest (max 40% of RCC)	(40,000)	(50,000)	(51,432)
Direct Interests Required Mortgages (DIRM)	60,000	75,000	104,818
Direct Interests Mortgaged	85,977	85,977	85,977
Additional Mortgages Required	0	0	18,841
Additional Title Review Required	0	0	8,211

SCHEDULE 7.01

EXISTING INDEBTEDNESS

NONE.

SCHEDULE 7.02

EXISTING LIENS

NONE.

SCHEDULE 7.07

TRANSACTIONS WITH AFFILIATES

NONE.

SCHEDULE 7.08

EXISTING RESTRICTIONS

NONE.